Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

STERLING FINANCIAL CORPORATION

and

UMPQUA HOLDINGS CORPORATION

_____________________

DATED AS OF SEPTEMBER 11, 2013

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Sterling Common Stock	2
1.5	Umpqua Common Stock	3
1.6	Dissenting Shares	3
1.7	Sterling Stock Options	4
1.8	Certain Defined Terms	5
1.9	Warrants	6
1.10	Articles of Incorporation of Surviving Corporation;	6
1.11	Bylaws of Surviving Corporation	6
1.12	Directors and Officers of Surviving Corporation	6
1.13	Tax Consequences	7
1.14	Bank Merger	7
1.15	Headquarters of Surviving Corporation; Name	7
1.16	Charitable Foundation	8

ARTICLE II

EXCHANGE OF SHARES

2.1	Umpqua to Make Shares and Cash Available	8
2.2	Exchange of Shares	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STERLING

3.1	Corporate Organization	11
3.2	Capitalization	12
3.3	Authority; No Violation	14
3.4	Consents and Approvals	15
3.5	Reports	15
3.6	Financial Statements	16
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	18
3.9	Legal Proceedings	18
3.10	Taxes and Tax Returns	18
3.11	Employee Benefit Matters	19
3.12	SEC Reports	22
3.13	Compliance with Applicable Law	22

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3.14	Certain Contracts	24
3.15	Agreements with Regulatory Agencies	26
3.16	Risk Management Instruments	26
3.17	Investment Adviser Subsidiaries	26
3.18	Environmental Liability	26
3.19	Investment Securities and Commodities	27
3.20	Property	27
3.21	Intellectual Property	28
3.22	Related Party Transactions	29
3.23	State Takeover Laws; Rights Plan	29
3.24	Reorganization	29
3.25	Opinion	29
3.26	Sterling Information	29
3.27	Loan Portfolio	30
3.28	Insurance	30
3.29	No Other Representations or Warranties	31

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF UMPQUA

4.1	Corporate Organization	31
4.2	Capitalization	32
4.3	Authority; No Violation	34
4.4	Consents and Approvals	34
4.5	Reports	35
4.6	Financial Statements	35
4.7	Broker’s Fees	37
4.8	Absence of Certain Changes or Events	37
4.9	Legal Proceedings	37
4.10	Taxes and Tax Returns	38
4.11	Employee Benefit Matters	39
4.12	SEC Reports	41
4.13	Compliance with Applicable Law	41
4.14	Certain Contracts	43
4.15	Agreements with Regulatory Agencies	45
4.16	Risk Management Instruments	45
4.17	Investment Adviser Subsidiaries	45
4.18	Environmental Liability	45
4.19	Investment Securities and Commodities	46
4.20	Property	46
4.21	Intellectual Property	46
4.22	Related Party Transactions	47
4.23	State Takeover Laws	47
4.24	Reorganization	47
4.25	Opinion	47
4.26	Umpqua Information	48

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4.27	Loan Portfolio	48
4.28	Insurance	49
4.29	Financing	49
4.30	No Other Representations or Warranties	49

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	50
5.2	Forbearances	50
5.3	No Control of Other Party	54

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	54
6.2	Access to Information	56
6.3	Shareholders’ Approvals	57
6.4	Legal Conditions to Merger	60
6.5	Stock Exchange Listing	60
6.6	Employee Benefit Plans	60
6.7	Indemnification; Directors’ and Officers’ Insurance	62
6.8	Additional Agreements	64
6.9	Advice of Changes	64
6.10	Dividends	64
6.11	Acquisition Proposals	64
6.12	Public Announcements	66
6.13	Section 16 Matters	66
6.14	Trust Preferred Securities	66
6.15	Employment Agreements	67

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	67
7.2	Conditions to Obligations of Umpqua	68
7.3	Conditions to Obligations of Sterling	69

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	70
8.2	Effect of Termination	71
8.3	Amendment	73

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8.4	Extension; Waiver	73

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	74
9.2	Nonsurvival of Representations, Warranties and Agreements	74
9.3	Expenses	74
9.4	Notices	74
9.5	Interpretation	75
9.6	Disclosure Schedule	76
9.7	Counterparts	76
9.8	Entire Agreement	76
9.9	Governing Law; Jurisdiction	76
9.10	Waiver of Jury Trial	77
9.11	Assignment; Third Party Beneficiaries	77
9.12	Specific Performance	77
9.13	Severability	78
9.14	Delivery by Facsimile or Electronic Transmission	78

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INDEX OF DEFINED TERMS

Page No.

Acquisition Proposal	65
Adjusted Option	4
Adjusted Restricted Stock Unit	5
Advisory Entity	27
affiliate	76
Agreement	1
Alternative Transaction	66
Articles Amendment	6
Articles of Merger	2
Bank Merger	7
Bank Merger Agreement	7
Bank Merger Certificates	8
BHC Act	11
Board Recommendation	58
business day	9
Cash Consideration	2
Certificate	2
certificates	8
Change in Board Recommendation	58
Closing	75
Closing Date	75
Code	1
Confidentiality Agreement	58
Continuing Employees	61
Delaware Courts	78
Derivative Contract	27
Disclosure Schedules	77
Dissenting Shares	2
EESA	22
Effective Time	2
Enforceability Exceptions	15
Environmental Laws	27
Equity Award Exchange Ratio	5
ERISA	20
ESPP	5
Exchange Act	17
Exchange Agent	8
Exchange Fund	8
FDIC	12
Federal Reserve Board	15
GAAP	11
Governmental Entity	15
Intellectual Property	29

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Intervening Business Event	58
Investor Letter Agreement	1
IRS	19
Joint Proxy Statement	15
knowledge	76
Law	23
Liens	14
Loans	54
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	56
Merger	1
Merger Consideration	2
Multiemployer Plan	21
Multiple Employer Plan	21
NASDAQ	15
New Benefit Plan	61
OBCA	1
Offering Period	5
Oregon Director	15
Oregon Secretary	2
Oregon Takeover Statutes	48
OREO	28
Other Private Placement Agreements	13
Permitted Encumbrances	28
person	76
plan of reorganization	7
Premium Cap	64
Pre-Termination Takeover Proposal Event	73
Previously Disclosed	77
Regulatory Agencies	16
Representative	65
Requisite Regulatory Approvals	68
Requisite Sterling Vote	14
Requisite Umpqua Vote	35
Rights Agreement	13
S-4	15
Sarbanes-Oxley Act	17
SEC	15
Securities Act	23
SRO	16
Sterling	1
Sterling Articles	12
Sterling Benefit Plans	20
Sterling Common Stock	2
Sterling Contract	26
Sterling Disclosure Schedule	77

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Sterling ERISA Affiliate	20
Sterling Indemnified Parties	63
Sterling Leased Properties	28
Sterling Meeting	58
Sterling Owned Properties	28
Sterling Qualified Plans	20
Sterling Real Property	28
Sterling Regulatory Agreement	26
Sterling Reports	23
Sterling Restricted Stock Unit	4
Sterling Stock Option	4
Sterling Stock Plans	4
Sterling Subsidiary	12
Stock Consideration	2
Subsidiary	12
Superior Proposal	59
Superior Proposal Event	58
Surviving Corporation	1
Tax	19
Tax Return	20
Taxes	19
Termination Date	71
Termination Fee	73
Third Party Shares	2
THL Agreement	6
Title IV Plan	21
Trust Preferred Securities	67
Umpqua	1
Umpqua Articles	6
Umpqua Benefit Plans	40
Umpqua Closing Price	6
Umpqua Common Stock	2
Umpqua Contract	45
Umpqua Disclosure Schedule	77
Umpqua ERISA Affiliate	39
Umpqua Leased Properties	47
Umpqua Meeting	58
Umpqua Owned Properties	47
Umpqua Qualified Plans	40
Umpqua Real Property	47
Umpqua Regulatory Agreement	46
Umpqua Reports	42
Umpqua Restricted Stock Award	33
Umpqua Restricted Stock Unit	33
Umpqua Stock Option	33
Umpqua Stock Plans	33

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Umpqua Subsidiary	32
VII Trust Preferred Securities	67
VIII Trust Preferred Securities	67
Warburg Agreement	6
Warrant	6
Washington Secretary	2
Washington Takeover Statutes	30
WBCA	1
WDFI	15

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 11, 2013 (this “Agreement”), by and between Sterling Financial Corporation, a Washington corporation (“Sterling”), and Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Umpqua and Sterling have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Sterling will, subject to the terms and conditions set forth herein, merge with and into Umpqua (the “Merger”), with Umpqua as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, concurrently with the execution of this Agreement, Sterling and Umpqua are entering into Investor Letter Agreements (each, an “Investor Letter Agreement”) with each of (i) Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P., and (ii) Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. in the forms attached hereto as Exhibits A and B; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.

(a)           Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the “WBCA”) and the Oregon Business Corporation Act (the “OBCA”), at the Effective Time, Sterling shall merge with and into Umpqua.  Umpqua shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Oregon.  Upon consummation of the Merger, the separate corporate existence of Sterling shall terminate.

1.2           Effective Time.  The Merger shall become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Washington (the “Washington Secretary”) and the articles of merger to be filed with the Secretary of State of the State of Oregon (the “Oregon Secretary”), respectively, on the Closing Date, each of which shall be in form and substance reasonably satisfactory to Umpqua and Sterling (collectively, the “Articles of Merger”).  The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the WBCA and the OBCA.

1.4           Conversion of Sterling Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Umpqua, Sterling or the holder of any of the following securities:

(a)           Subject to Section 2.2(e), each share of the common stock, no par value per share, of Sterling (the “Sterling Common Stock”) issued and outstanding immediately prior to the Effective Time, except for (i) shares of Sterling Common Stock owned by Sterling as treasury stock or owned, directly or indirectly, by Sterling or Umpqua or any of their respective wholly-owned Subsidiaries (excluding (A) any such shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity on behalf of third parties or (B) shares held, directly or indirectly, in respect of a debt previously contracted (the shares referred to in clauses (i)(A) and (i)(B), the “Third Party Shares”)), and (ii) any shares of Sterling Common Stock the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to be paid the fair value of such shares in accordance with Chapter 23B.13 of the WBCA and (C) has not effectively withdrawn or lost its rights to be paid the fair value of such shares of Sterling Common Stock (such shares, “Dissenting Shares”), shall be converted into the right to receive (x) 1.671 shares (the “Stock Consideration”) of the common stock, no par value per share, of Umpqua (the “Umpqua Common Stock”) and (y) $2.18 in cash (the “Cash Consideration” and, together with the Stock Consideration and any cash in lieu of fractional shares payable pursuant to this Section 1.4 and Section 2.2(e), the “Merger Consideration”).

(b)           All of the shares of Sterling Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of Sterling Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) previously representing any such shares of Sterling Common Stock shall thereafter represent, subject to Section 2.2(b), only the right to receive (i) a certificate representing the number of whole shares of Umpqua Common Stock which such shares of Sterling Common Stock have been converted into the right to receive pursuant to Section 1.4(a),

(ii) the Cash Consideration and (iii) cash in lieu of fractional shares which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon.  Certificates previously representing shares of Sterling Common Stock shall, subject to Section 2.2(b), be exchanged for certificates representing whole shares of Umpqua Common Stock and cash representing the cash portion of the Merger Consideration upon the surrender of such Certificates in accordance with Section 2.1, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Umpqua Common Stock or Sterling Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend or stock distribution, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration (it being understood that any dividend or distribution permitted under Section 5.2(b)(ii) shall not be deemed to constitute an extraordinary dividend or distribution and shall not result in any adjustment to the Merger Consideration hereunder).

(c)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Sterling Common Stock that are owned, directly or indirectly, by Sterling or Umpqua or any of their respective wholly-owned Subsidiaries (excluding any Third Party Shares), and all Dissenting Shares shall be cancelled and shall cease to exist and no stock of Umpqua or, except to the extent required by Chapter 23B.13 of the WBCA in the case of Dissenting Shares, other consideration shall be delivered in exchange therefor.

1.5           Umpqua Common Stock.  At and after the Effective Time, each share of Umpqua Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.6           Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the Merger Consideration. By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Chapter 23B.13 of the WBCA.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder, member or equity owner of the Surviving Corporation.

(b)           Notwithstanding the provisions of this Section 1.6, if any holder of shares of Sterling Common Stock for which such holder has demanded dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Sterling Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to this Article I.

(c)           Sterling shall give Umpqua (i) prompt written notice of any notice received by Sterling of any shareholder’s intent to demand the fair value of any shares of Sterling Common Stock, any demand received by Sterling for payment of the fair value of any shares of Sterling Common Stock, withdrawals of such demands, and any other instruments served pursuant to Chapter 23B.13 of the WBCA and received by Sterling which relate to any such demand for dissenters’ rights and (ii) the opportunity to reasonably participate in negotiations and proceedings with respect to demands for dissenters’ rights under Chapter 23B.13 of the WBCA. Unless required by applicable Law, Sterling will not, except with the prior written consent of Umpqua, make any payment with respect to demands for dissenters’ rights or offer to settle or settle any such demands.

1.7           Sterling Stock Options.

(a)           Except as set forth in Section 1.7(a) of the Sterling Disclosure Schedule, at the Effective Time, each option to purchase shares of Sterling Common Stock granted under a Sterling Stock Plan (a “Sterling Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time , whether or not vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Sterling Common Stock and shall be converted automatically into an option to purchase the number of shares of Umpqua Common Stock (each, an “Adjusted Option”) equal to the product of (x) the total number of shares of Sterling Common Stock subject to such Sterling Stock Option immediately prior to the Effective Time and (y) the Equity Award Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares.  Each Adjusted Option shall have an exercise price per share of Umpqua Common Stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Sterling Common Stock subject to such Sterling Stock Option divided by (ii) the Equity Award Exchange Ratio.   Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the converted Sterling Stock Option under the applicable Sterling Stock Plan and the agreements evidencing grants thereunder, including as to vesting.  Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares subject to, each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code, and for any Sterling Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.  For purposes of this Agreement, “Sterling Stock Plans” means the FirstBank NW Corp. 1998 Stock Option Plan, Northern Empire Bancshares 1997 Stock Option Plan, the Sterling Financial Corporation 2001 Long-Term Incentive Plan, the Sterling Financial Corporation 2003 Long-Term Incentive Plan, the Sterling Financial Corporation 2007 Long-Term Incentive Plan and the Sterling Financial Corporation 2010 Long-Term Incentive Plan.

(b)           At the Effective Time, each restricted stock unit in respect of Sterling Common Stock granted under a Sterling Stock Plan (a “Sterling Restricted Stock Unit”) that is outstanding immediately prior to the Effective Time  shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right or award with respect to shares of Sterling Common Stock and shall be converted automatically into a restricted stock unit with respect to a number of shares of Umpqua Common Stock (each, an “Adjusted

Restricted Stock Unit”) equal to the product of the number of shares of Sterling Common Stock subject to the Sterling Restricted Stock Unit and the Equity Award Exchange Ratio (and rounded, as applicable, to the nearest whole share, with 0.50 being rounded upward).  Each Adjusted Restricted Stock Unit shall otherwise be subject to the same terms and conditions applicable to the converted Sterling Restricted Stock Unit under the applicable Sterling Stock Plan and the agreements evidencing grants thereunder, including as to vesting.  All dividend equivalents, if any, accrued but unpaid as of the Effective Time with respect to such Sterling Restricted Stock Units, shall remain accrued with respect to associated Adjusted Restricted Stock Units and be treated in accordance with the terms and conditions of such Adjusted Restricted Stock Unit.

(c)           Prior to the Closing Date, the Board of Directors of Sterling or the appropriate committee thereof shall take all reasonable actions, including adopting any necessary resolutions or amendments with respect to Sterling’s 2011 Employee Stock Purchase Plan (the “ESPP”) to effectuate the following:  (i) to cause the “Offering Period” (as defined in the ESPP) ongoing as of the date of this Agreement to be the final Offering Period under the ESPP and the options under the ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Offering Period and (y) the date that is seven business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares returned to the participant), (ii) to prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of this Agreement and (iii) to terminate the ESPP effective immediately prior to the Closing Date.

(d)           At or prior to the Effective Time, iii) Sterling, the Board of Directors of Sterling and its compensation committee, as applicable, shall adopt any resolutions and take all actions that are reasonably necessary to effectuate the provisions of this Section 1.7 and iv) Umpqua, the Board of Directors of Umpqua and its compensation committee, as applicable, shall take such actions as are reasonably necessary for the assumption by Umpqua of the Adjusted Options and Adjusted Restricted Stock Units.

(e)           Promptly after the Effective Time, Umpqua shall prepare and file with the SEC a registration statement on Form S-8 registering a number of shares of Umpqua Common Stock necessary to fulfill Umpqua’s obligations under this Section 1.7 and shall maintain the effectiveness of such registration statement for so long as any Adjusted Options or Adjusted Restricted Stock Units remain outstanding.

1.8           Certain Defined Terms.

(a)           “Equity Award Exchange Ratio” shall mean the sum of (i) the Stock Consideration and (ii) the quotient of the Cash Consideration divided by the Umpqua Closing Price, rounded to the nearest one ten thousandth.

(b)           “Umpqua Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing-sale prices of Umpqua Common Stock on the NASDAQ as reported by The Wall Street Journal for the ten full trading days ending on (and including) the trading day preceding the Closing Date.

1.9           Warrants.  At the Effective Time, each warrant issued by Sterling pursuant to the Investment Agreement, dated May 25, 2010, by and between Sterling and Warburg Pincus Private Equity X, L.P., as amended (the “Warburg Agreement”) or the Second Amended and Restated Investment Agreement (each, a “Warrant”), dated May 25, 2010, by and among Sterling, Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P., as amended (the “THL Agreement”) shall automatically and in accordance with the terms of such Warrant, and without any action on behalf of the holder thereof, cease to represent a warrant to purchase Sterling Common Stock and will be converted into a warrant exercisable for the Merger Consideration which the Sterling Common Stock issuable upon exercise of such Warrant immediately prior to the Effective Time would have been entitled to receive upon consummation of the Merger and Umpqua will assume such Warrant subject to its terms, as so adjusted.

1.10         Articles of Incorporation of Surviving Corporation.  At the Effective Time, the Articles of Incorporation of Umpqua (the “Umpqua Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation except that Article III, Section A shall be amended at the Effective Time in connection with the Merger to increase the number of authorized shares of common stock to 400,000,000 (the “Articles Amendment”).

1.11         Bylaws of Surviving Corporation.  At the Effective Time, the Bylaws of Umpqua, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.12         Directors and Officers of Surviving Corporation.

(a)           Except as set forth in this Section 1.12, at and immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Umpqua in office immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b)           Umpqua’s Board of Directors shall take all appropriate action so that at and after the Effective Time, Raymond P. Davis shall serve as Chief Executive Officer of the Surviving Corporation and Greg Seibly and Cort L. O’Haver shall serve as Co-Presidents of the surviving entity in the Bank Merger and Senior Executive Vice Presidents of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.  At or prior to the Effective Time, Umpqua’s Board of Directors shall take all appropriate action to cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be 13, of which (w) 1 shall be Raymond P. Davis, (x) 8 shall be existing members of the Board of Directors of Umpqua who are independent from the Surviving Corporation under the NASDAQ listing rules, chosen by Umpqua’s existing Board of Directors and (y) up to 2 shall be the directors designated pursuant to the Investor Letter Agreements and (z) 4 less the number of directors either (i) designated pursuant to the Investor Letter Agreements or (ii) if not designated, retained as a contractual right to be designated under either Investor Letter Agreement at any time at or after the Effective Time and not irrevocably and permanently waived prior to the Effective Time, shall be individuals from the list set forth in Section 1.12(b) of the Sterling

Disclosure Schedule, as chosen by Sterling’s existing Board of Directors.  As of the Effective Time, the chairperson of the Board of Directors of the Surviving Corporation shall be the existing chairperson of the Board of Directors of Umpqua.  Each of the foregoing directors shall serve until their respective successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.  The Surviving Corporation shall nominate for re-election, at each annual meeting of the stockholders of the Surviving Corporation that is held after the Effective Time and before the 2016 annual meeting of the stockholders of the Surviving Corporation, each of the directors designated at the Effective Time pursuant to clause (z) of this Section 1.12(b).

(c)           Umpqua’s Board of Directors shall take all appropriate action to cause each of the individuals set forth in Section 1.12(c) of the Sterling Disclosure Schedule to be appointed to serve in the capacities and/or offices set forth opposite their respective names therein, in each case from and after the Effective Time and until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.13         Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.14         Bank Merger.  On the Closing Date and immediately following the Merger, Sterling Savings Bank, a Washington state-chartered bank and a wholly-owned Subsidiary of Sterling, will merge (the “Bank Merger”) with and into Umpqua Bank, an Oregon state-chartered bank and a wholly-owned Subsidiary of Umpqua.  Umpqua Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name Umpqua Bank, and, following the Bank Merger, the separate corporate existence of Sterling Savings Bank shall cease.  The parties agree that the Bank Merger shall become effective immediately after the Effective Time.  The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Umpqua and reasonably acceptable to Sterling (the “Bank Merger Agreement”).  In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) Sterling shall cause Sterling Savings Bank to adopt the Bank Merger Agreement, Sterling, as the sole shareholder of Sterling Savings Bank, shall approve the Bank Merger Agreement, and Sterling shall cause the Bank Merger Agreement to be duly executed by Sterling Savings Bank and delivered to Umpqua Bank and (ii) Umpqua shall cause Umpqua Bank to adopt the Bank Merger Agreement, Umpqua, as the sole shareholder of Umpqua Bank, shall approve the Bank Merger Agreement and Umpqua shall cause the Bank Merger Agreement to be duly executed by Umpqua Bank and delivered to Sterling Savings Bank.  Sterling shall cause Sterling Savings Bank, and Umpqua shall cause Umpqua Bank, to execute such certificates of merger and articles of combination and such other documents and certificates (in each case in form and substance reasonably satisfactory to Umpqua and Sterling) as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

1.15         Headquarters of Surviving Corporation; Name.  From and after the Effective Time until changed by action of the Board of Directors of the Surviving Corporation,

(i) the location of the headquarters and principal executive offices of the Surviving Corporation shall be Portland, Oregon, (ii) the name of the Surviving Corporation shall be “Umpqua Holdings Corporation” and (iii) the name of the surviving entity in the Bank Merger shall be “Umpqua Bank”.

1.16         Charitable Foundation.  At the Effective Time, Umpqua will establish a charitable foundation for the benefit of the communities served by the Surviving Corporation, and Umpqua will contribute $10,000,000 to such foundation.

ARTICLE II

EXCHANGE OF SHARES

2.1           Umpqua to Make Shares and Cash Available.  At or prior to the Effective Time, Umpqua shall deposit, or shall cause to be deposited, with a bank or trust company designated by Umpqua and reasonably acceptable to Sterling (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Umpqua’s option, evidence of shares in book-entry form (collectively, referred to herein as “certificates”), representing the shares of Umpqua Common Stock sufficient to pay the aggregate stock portion of the Merger Consideration, and cash sufficient to pay the aggregate cash portion of the Merger Consideration, including cash to be paid in lieu of any fractional shares (such cash and certificates for shares of Umpqua Common Stock, together with any dividends or distributions payable with respect thereto pursuant to Section 2.2(b), being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Sterling Common Stock.  Umpqua shall deposit with the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.2(b).  For the avoidance of doubt, the Exchange Fund shall not include any amounts to be paid to Dissenting Shares.  Prior to the Effective Time, Umpqua will enter into an exchange agent agreement on customary terms with the Exchange Agent, which terms shall be in form and substance reasonably acceptable to Sterling.

2.2           Exchange of Shares.

(a)           As soon as reasonably practicable after the Effective Time (and in any event within ten (10) business days thereafter), the Exchange Agent shall mail to each holder of record of one or more Certificates representing shares of Sterling Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of such Certificates) to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration that the shares of Sterling Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b).  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed, duly executed letter of transmittal, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Umpqua Common Stock to which such holder of Sterling Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of the Cash Consideration, any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of Article II and any dividends or distributions that are then payable pursuant to Section 2.2(b), and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash paid or payable in respect of the Merger Consideration.  Until surrendered as contemplated by this Section 2.2, except as set forth in Section 1.6, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any dividends or distributions payable under Section 2.2(b). For purposes of this Agreement, “business day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

(b)           No dividends or other distributions declared with respect to Umpqua Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and previously paid or payable on the date of such surrender with respect to the whole shares of Umpqua Common Stock which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive (which amounts shall be paid at the time the Merger Consideration is paid in respect of such Certificate) and (ii) at the appropriate payment date, any such dividends or other distributions with a record date after the Effective Time (but prior to such surrender date) which thereafter become payable with respect to the whole shares of Umpqua Common Stock which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive.

(c)           If any certificate representing shares of Umpqua Common Stock is to be issued in, or cash is to be paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Umpqua Common Stock and/or the payment of cash in respect of the Merger Consideration (including cash in lieu of fractional shares) in any name other than that of the registered holder of the Certificate or Certificates surrendered or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of Sterling of the shares of Sterling Common Stock that were issued and outstanding immediately prior to the Effective Time, other than to settle transfers of such Sterling Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing shares of Sterling Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e)           Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Umpqua Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Umpqua Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Umpqua.  In lieu of the issuance of any such fractional share, Umpqua shall pay to each former shareholder of Sterling who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Umpqua Closing Price by (ii) the fraction of a share (after taking into account all shares of Sterling Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Umpqua Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of Sterling for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation and any former shareholders of Sterling who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on the Umpqua Common Stock deliverable in respect of each former share of Sterling Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Umpqua, Sterling, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Sterling Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)           Umpqua shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Sterling Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by Umpqua or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Sterling Common Stock in respect of which the deduction and withholding was made by Umpqua or the Exchange Agent, as the case may be.

(h)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Umpqua, the posting by such person of a bond in such amount as Umpqua or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STERLING

Except (i) as Previously Disclosed by Sterling or (ii) as disclosed in any Sterling Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Sterling with the SEC since December 31, 2012, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Sterling hereby represents and warrants to Umpqua as follows:

3.1           Corporate Organization.

(a)           Sterling is a corporation duly organized and validly existing under the laws of the State of Washington, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Sterling is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Sterling or Umpqua, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall be deemed not to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, (B) changes, after the date hereof, in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war, hostilities, or acts of terrorism or natural disasters) or in economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting the financial services industry generally, (D) changes after the date hereof in the banking industry, credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) public disclosure of the transactions contemplated hereby, (F) actions or omissions expressly required by this Agreement or that are taken with the prior written consent of the other party or (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to clauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other entity or organization, whether incorporated or unincorporated, of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such person.  True and complete copies of the Restated Articles of Incorporation of Sterling, as amended through the date hereof (the “Sterling Articles”) and the Amended and Restated Bylaws of Sterling, as in effect as of the date of this Agreement, have previously been made available by Sterling to Umpqua.

(b)           Each Subsidiary of Sterling (a “Sterling Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing (to the extent such concept is applicable) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Sterling to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Sterling that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Sterling, threatened.  Section 3.1(b) of the Sterling Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Sterling as of the date hereof and any material joint ventures, formal partnerships or similar arrangements in which Sterling or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest).  There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Sterling other than the Sterling Subsidiaries.

3.2           Capitalization.

(a)           The authorized capital stock of Sterling consists of 151,515,151 shares of Sterling Common Stock and 10,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of September 5, 2013, there were (i) 62,314,862 shares of Sterling Common Stock issued and outstanding (not including shares held in treasury), (ii) no shares of Sterling Common Stock held in treasury, (iii) 252,626 shares of Sterling Common Stock reserved for issuance upon the exercise of outstanding Sterling Stock Options, (iv) 526,933 shares of Sterling Common Stock reserved for issuance upon the settlement of outstanding Sterling Restricted Stock Units, (v) 1,437,297 shares of Sterling Common Stock reserved for issuance upon the exercise of the Warrant issued pursuant to the Warburg Agreement at a price per share of Sterling Common Stock of $13.26, (vi) 1,437,297 shares of Sterling Common Stock reserved for issuance upon the exercise of the Warrant issued pursuant to the THL Agreement at a price per share of Sterling Common Stock of $13.26 (in each of clauses (v) and (vi), subject to anti-dilution adjustments relating to events after September 5, 2013 pursuant to the terms of such Warrants), (vii) 10,000,000 shares of Series E Participating Cumulative Preferred Stock of Sterling, which had been reserved for issuance in accordance with the First Amended and Restated Shareholder Rights Plan, dated as of December 8, 2010, between Sterling and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agreement”), pursuant to which Sterling had issued rights to purchase shares of its Series E Participating Cumulative Preferred Stock and (viii) no other shares of capital stock or other voting securities of Sterling issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except as set forth in this Section 3.2(a), and except for changes since September 5, 2013 resulting from the exercise of Sterling Stock Options outstanding on such date, the settlement of Sterling Restricted Stock Units outstanding on such date and the exercise of any Warrant, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in Sterling or (ii) subscriptions, options, warrants (other than the Warrants) or other rights to acquire from Sterling or any Sterling Subsidiary, or other obligation of Sterling or any Sterling Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities of Sterling or any Sterling Subsidiary convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, Sterling.  Other than the Rights Agreement, the Warburg Agreement, the THL Agreement, the Warrants and the subscription agreements dated on or about August 19, 2010 between Sterling and certain investors set forth on Section 3.2(a) of the Sterling Disclosure Schedule in the form previously made available to Umpqua (the “Other Private Placement Agreements”) and the Investor Letter Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Sterling Common Stock, in each case, to which Sterling or any of its Subsidiaries is a party.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Sterling may vote.  Since September 5, 2013 through the date hereof, Sterling has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Sterling Stock Options, Sterling Restricted Stock Units or the Warrants in accordance with their respective terms).  No Sterling Subsidiary owns any capital stock of Sterling other than any Third Party Shares.

(b)           Section 3.2(b) of the Sterling Disclosure Schedule sets forth a true, correct and complete list as of September 5, 2013 of (i) the aggregate number of shares of Sterling Common Stock issuable upon the exercise of each outstanding Sterling Stock Option and the holder and exercise price for each such Sterling Stock Option and (ii) the aggregate number of shares of Sterling Common Stock issuable upon the settlement of each outstanding Sterling Restricted Stock Unit and the holder for each such Sterling Restricted Stock Unit.

(c)           Except for the Warburg Agreement, the THL Agreement, the Warrants and the Other Private Placement Agreements, there are no contractual obligations of Sterling or its Subsidiaries pursuant to which Sterling or its Subsidiaries is or could be required to register shares of the capital stock or other securities of Sterling or its Subsidiaries under the Securities Act.  Section 3.2(c) of the Sterling Disclosure Schedule sets forth a true, correct and complete list of all trust preferred and junior subordinated debt securities of Sterling or its Subsidiaries that are issued or outstanding.  Sterling is not currently deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its affiliates.

(d)           Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Sterling Subsidiaries, free and clear of any  liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3           Authority; No Violation.

(a)           Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, the Investor Letter Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Sterling.  Subject to Section 6.3, the Board of Directors of Sterling has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Sterling and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Sterling’s shareholders for adoption and approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the adoption and approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of two-thirds of the shares of Sterling Common Stock entitled to be cast on the Merger (the “Requisite Sterling Vote”), and the adoption and approval of the Bank Merger Agreement by Sterling Savings Bank and Sterling as its sole shareholder, no other corporate proceedings on the part of Sterling or Sterling Savings Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Umpqua) constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b)           Neither the execution and delivery of this Agreement by Sterling nor the consummation by Sterling of the transactions contemplated hereby, nor compliance by Sterling with any of the terms or provisions hereof, will (i) violate any provision of the Sterling Articles or Sterling’s Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any Law applicable to Sterling or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with or result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sterling or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except (in the case of clause (ii) above) for such matters which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

3.4           Consents and Approvals.  Except for (i) the filing of any required applications and notices, as applicable, with the NASDAQ Global Select Market (“NASDAQ”) and the NASDAQ Capital Market, (ii) the filing of any required applications, filings and notices, as applicable, with (1) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, (2) the FDIC under the Bank Merger Act, (3) the Director of the Oregon Department of Consumer and Business Services acting by and through the Administration of the Division of Finance and Corporate Services (the “Oregon Director”) and (4) the Washington Department of Financial Institutions (the “WDFI”), and approval of the foregoing applications, filings and notices, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Sterling’s and Umpqua’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 (the “S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger (which shall include the Articles Amendment) with the Washington Secretary pursuant to the WBCA and the Oregon Secretary pursuant to the OBCA and the filing of the Bank Merger Certificates, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Umpqua Common Stock pursuant to this Agreement and (vi) such filings as are required to be made under the Exchange Act, no material consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Sterling of this Agreement or (B) the consummation by Sterling of the Merger, the Bank Merger and the other transactions contemplated hereby. As of the date of this Agreement, Sterling has no knowledge of any reason why any of the Requisite Regulatory Approvals should not be granted on a timely basis.

3.5           Reports.  Sterling and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory agency (an “SRO”) ((i) – (vi), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Sterling and its

Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Sterling, investigation into the business or operations of Sterling or any of its Subsidiaries since January 1, 2011, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.  There (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Sterling or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Sterling or any of its Subsidiaries since January 1, 2011, except in the case of each of clause (a) and (b), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

3.6           Financial Statements.

(a)           The financial statements of Sterling and its Subsidiaries included (or incorporated by reference) in the Sterling Reports filed by Sterling with the SEC since January 1, 2012 (including the related notes, where applicable) (i) in all material respects have been prepared from, and are in accordance with, the books and records of Sterling and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) in all material respects have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and in all material respects reflect only actual transactions.  KPMG LLP has not resigned (or informed Sterling that it intends to resign) or been dismissed as independent public accountants of Sterling as a result of or in connection with any disagreements with Sterling on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries have any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Sterling and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2013 or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.  None of Sterling or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)           The records, systems, controls, data and information of Sterling and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Sterling or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.  Sterling (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) designed to ensure that material information relating to Sterling, including its Subsidiaries, is made known to the management of Sterling, including Sterling’s principal executive and principal financial officers (or persons performing similar functions), by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Sterling’s outside auditors and the audit committee of Sterling’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Sterling’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Sterling’s internal controls over financial reporting.  These disclosures were made in writing by management to Sterling’s auditors and audit committee and a copy has previously been made available to Umpqua.  To the knowledge of Sterling, there is no reason to believe that Sterling’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2011, (i) neither Sterling nor any of its Subsidiaries, nor, to the knowledge of Sterling, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Sterling or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Sterling or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Sterling or any of its Subsidiaries, whether or not employed by Sterling or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Sterling or any of its officers, directors, employees or agents to the Board of Directors of Sterling or any committee thereof or to any director or officer of Sterling.

3.7           Broker’s Fees.  With the exception of the engagement of Sandler O’Neill + Partners, LP, neither Sterling nor any Sterling Subsidiary nor any of their respective officers or directors on behalf of Sterling or any of its Subsidiaries have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  On or prior to the date hereof, Sterling has disclosed to Umpqua the aggregate fees provided for in connection with the engagement of Sandler O’Neill + Partners, LP relating to the Merger and the other transactions contemplated hereunder.

3.8           Absence of Certain Changes or Events.

(a)           Since June 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

(b)           Since June 30, 2013, Sterling and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

(c)           Since June 30, 2013 and prior to the date hereof, neither Sterling nor any of its Subsidiaries has made, declared or paid any dividend or other distribution on, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of its capital stock, trust preferred securities or any other securities or obligations convertible into or exchangeable for any shares of its capital stock other than dividends by wholly-owned Subsidiaries.

3.9           Legal Proceedings.

(a)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries is a party to any and there are no pending or, to Sterling’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries or any of their current or former directors or executive officers.

(b)           There is no material injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Sterling, any of its Subsidiaries or the assets of Sterling or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Umpqua, the Surviving Corporation or any of its affiliates).

3.10         Taxes and Tax Returns.

(a)           Each of Sterling and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Sterling nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Sterling and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Sterling and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Sterling nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Sterling and its Subsidiaries for all years to and including 2008 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.  Neither Sterling nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax with respect to Sterling and its Subsidiaries or the assets of Sterling and its Subsidiaries.  Sterling has made available to Umpqua true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Sterling nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Sterling and its Subsidiaries or that has a principal purpose other than Tax matters).  Neither Sterling nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sterling) or (B) has any liability for the Taxes of any person (other than Sterling or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Sterling nor any of its Subsidiaries has been, within the past three years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Sterling nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five years has Sterling been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)           As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11         Employee Benefit Matters.

(a)           Section 3.11(a) of the Sterling Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other material compensatory contracts or agreements to or with respect to which Sterling or any Subsidiary or any trade or business of Sterling or any of its Subsidiaries, whether or not incorporated, all of which together with Sterling would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Sterling ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Sterling or any of its Subsidiaries or any of their respective Sterling ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Sterling or any of its Subsidiaries or any of their respective Sterling ERISA Affiliates, in each case to the extent material (all such plans, programs, arrangements, contracts or agreements, collectively, the “Sterling Benefit Plans”).

(b)           Sterling has heretofore made available (it being understood that documents available via the SEC’s EDGAR system shall be deemed to have been made available for purposes of this representation) to Umpqua true and complete copies of each of the Sterling Benefit Plans and the following related documents: (i) all summary plan descriptions, amendments, modifications or material supplements to any Sterling Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Sterling Benefit Plan, and (iv) the most recently prepared actuarial report for each Sterling Benefit Plan (if applicable) for each of the last two years.

(c)           Each Sterling Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d)           With respect to each Sterling Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Sterling Qualified Plans”) and the related trust, the IRS has issued a favorable determination letter, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Sterling, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Sterling Qualified Plan or the related trust.  No trust funding any Sterling Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           Except as would not reasonably be likely to result in material liability to Sterling or its Subsidiaries, each Sterling Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)           None of Sterling and its Subsidiaries nor any of their respective Sterling ERISA Affiliates has, at any time during the last six years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code (a “Title IV Plan”), (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (iii) a single employer plan (as defined in Section 4001(a)(15) of ERISA) that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Sterling and its Subsidiaries nor any of their respective Sterling ERISA Affiliates has incurred any material liability to a Title IV Plan or a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)           Neither Sterling nor any of its Subsidiaries sponsors, has sponsored or has any material obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)           All material contributions required to be made to any Sterling Benefit Plan under applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Sterling Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Sterling.

(i)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, there are no pending or, to the knowledge of Sterling, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Sterling’s knowledge, no such claim or lawsuit is threatened, against the Sterling Benefit Plans, any fiduciaries thereof with respect to their duties to the Sterling Benefit Plans or the assets of any of the trusts under any of the Sterling Benefit Plans which could reasonably be expected to result in any liability of Sterling or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Sterling Benefit Plan, or any other party.

(j)           None of Sterling and its Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject Sterling or any of its Subsidiaries or any person that Sterling or any of its Subsidiaries has an obligation to indemnify in respect thereof to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Sterling or any of its Subsidiaries, or result in any limitation on the right of Sterling or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Sterling Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Sterling or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Sterling nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Sterling or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Sterling Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

(l)           There are no pending or, to Sterling’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Sterling or any of its Subsidiaries, or any strikes or other material labor disputes against Sterling or any of its Subsidiaries.  Neither Sterling nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization applicable to employees of Sterling or any of its Subsidiaries and, to the knowledge of Sterling, there are no organizing efforts by any union or similar group seeking to represent any employees of Sterling or any of its Subsidiaries.

(m)          Sterling and its Subsidiaries have complied with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Regulatory Authority (collectively “EESA”), and all reports, filings, determinations and certifications under EESA with respect to Sterling’s 2012 fiscal year have been made in a timely manner, such that Sterling has no such remaining or outstanding obligations under EESA.

3.12         SEC Reports.  Sterling has previously made available (it being understood that documents available via the SEC’s EDGAR system shall be deemed to have been made available for purposes of this representation) to Umpqua an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2011, by Sterling pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Sterling Reports”) and (b) communication mailed by Sterling to its shareholders since January 1, 2011 and prior to the date hereof, and no such Sterling Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since January 1, 2011, as of their respective dates, all Sterling Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Sterling has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Sterling Reports.

3.13         Compliance with Applicable Law.

(a)           Sterling and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to so hold any such licenses, registrations, franchises, permits or authorizations or the failure to so pay any such fees or assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling and, to the knowledge of Sterling, no suspension or cancellation of any such necessary license, registration, franchise, permit or authorization is threatened in writing that would reasonably be expected to have any such effect.  Sterling and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, judgment, injunction, decree, policy and/or guideline of any Governmental Entity (each, a “Law”) relating to Sterling or any of its Subsidiaries, including without limitation all applicable Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other applicable Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans, except for such failures to comply, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

(b)           Without limitation, except as would not reasonably be expected to be material to Sterling and its Subsidiaries, taken as a whole, none of Sterling, or its Subsidiaries, or to Sterling’s knowledge, any director, officer, employee, agent or other person acting on behalf of Sterling or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Sterling or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Sterling or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Sterling or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Sterling or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Sterling or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Sterling or any of its Subsidiaries or (vii) is currently the subject of any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)           Since January 1, 2011, Sterling and each of its Subsidiaries has properly administered all accounts for which Sterling or any of its Subsidiaries acts as a fiduciary, including accounts for which Sterling or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.  Since January 1, 2011, none of Sterling or any of its Subsidiaries, or, to Sterling’s knowledge, any director, officer, or employee of Sterling or its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

(d)           As of June 30, 2013, Sterling and Sterling Savings Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations), and Sterling Savings Bank’s rating under the Community Reinvestment Act of 1977 is no less than “satisfactory.”

3.14         Certain Contracts.

(a)           Except (x) for those agreements and other documents filed as exhibits to or incorporated by reference in any Sterling Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Sterling with the SEC since January 1, 2013 or (y) as set forth in Section 3.14(a) of the Sterling Disclosure Schedule, neither Sterling nor any of its Subsidiaries is, as of the date hereof, a party to or bound by any contract, arrangement or commitment (whether written or oral):

(i)           with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice;

(ii)          which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any payment (whether of severance pay or otherwise) becoming due from Umpqua, Sterling, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;

(iii)         that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iv)         that contains a non-compete or client or customer non-solicit requirement or any other similar provision that, in any such case, materially restricts the conduct of any line of business by Sterling or any of its affiliates or, upon consummation of the Merger, will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

(v)          that is material to Sterling and its Subsidiaries (or that would be material to the Surviving Corporation and its Subsidiaries after the Effective Time) and obligates Sterling or its Subsidiaries, or following the Closing, the Surviving Corporation or its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” or similar covenants;

(vi)         with or to a labor union or guild (including any collective bargaining agreement);

(vii)        that relates to the incurrence of indebtedness by Sterling or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) in the principal amount of $1,000,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii)       that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Sterling or its Subsidiaries;

(ix)          that relates to the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or any business, in either case for a purchase price in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement that are material to Sterling or any of its Subsidiaries;

(x)           that involves the payment of more than $1,000,000 per annum by Sterling and/or one or more of its Subsidiaries, taken as a whole (other than any such contracts which are terminable by Sterling or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice);

(xi)          that limits the payment of dividends by Sterling or any of its Subsidiaries; or

(xii)         that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or the formation, creation or operation, management or control of any material partnership or joint venture with any third parties.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Sterling Disclosure Schedule or filed as an exhibit to or incorporated by reference in any Sterling Report, is referred to herein as a “Sterling Contract”.  Sterling has made available to Umpqua prior to the date hereof true, correct and complete copies of each written Sterling Contract (it being understood that documents available via the SEC’s EDGAR system shall be deemed to have been made available for purposes of this representation).

(b)           (i)  Each Sterling Contract is valid and binding on Sterling or one of its Subsidiaries (subject to the Enforceability Exceptions), as applicable, and in full force and effect, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, (ii) Sterling and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Sterling Contract, except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, (iii) to Sterling’s knowledge no third-party counterparty to any Sterling Contract is in breach or violation of any provision of any Sterling Contract, except where such breach or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Sterling or any of its Subsidiaries under any such Sterling Contract, except where such default would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

3.15         Agreements with Regulatory Agencies.  Neither Sterling nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, in any such case, that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Sterling Disclosure Schedule, a “Sterling Regulatory Agreement”), nor has Sterling or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Sterling Regulatory Agreement.

3.16         Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of Sterling, any of its Subsidiaries or for the account of a customer of Sterling or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Sterling or one of its Subsidiaries enforceable in accordance with their terms (subject to Enforceability Exceptions), and are in full force and effect.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, to Sterling’s knowledge, no party to any Derivative Contract to which Sterling or any Sterling Subsidiary is a party is in breach or violation of any provision thereof or default thereunder.

3.17         Investment Adviser Subsidiaries.  No Sterling Subsidiary is required to be registered, licensed or qualified as an investment adviser (an “Advisory Entity”).

3.18         Environmental Liability.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, Sterling and its Subsidiaries are in compliance, and have complied in the last seven years, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or Governmental Entity requirement relating to: (i) the protection or restoration of the environment or natural resources or to human health and safety as it relates to hazardous substance exposure; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Sterling or any of its Subsidiaries of any liability or obligation arising under any applicable Environmental Law, pending or threatened against Sterling, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.  To the knowledge of Sterling, there is no reasonable basis for any such proceeding, claim, action, cause of action or investigation that would impose any liability or obligation arising under any applicable Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.  Sterling is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity, or third party imposing any liability or obligation arising under any applicable Environmental Law with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

3.19         Investment Securities and Commodities.

(a)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, each of Sterling and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Sterling or its Subsidiaries. Such securities and commodities are valued on the books of Sterling in accordance with GAAP in all material respects.

(b)           Sterling and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Sterling believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Sterling has made available to Umpqua the material terms of such policies, practices and procedures.

3.20         Property.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, Sterling or a Sterling Subsidiary xi) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Sterling Reports as being owned by Sterling or a Sterling Subsidiary or acquired after the date thereof (except (x) properties sold or otherwise disposed of since the date thereof in the ordinary course of business and (y) properties categorized as “other real estate owned” (“OREO”) in the latest audited balance sheet included in the Sterling Reports) (the “Sterling Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due or being contested in good faith for which adequate reserves have been established in accordance with GAAP, (ii) Liens for real property Taxes not yet due and payable or being contested in good faith for which adequate reserves have been established in accordance with GAAP, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted (collectively, “Permitted Encumbrances”), and xii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Sterling Reports or leased after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Sterling Leased Properties” and, collectively with the Sterling Owned Properties, the “Sterling Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Sterling’s knowledge, the lessor.  There are no pending or, to the knowledge of Sterling, threatened condemnation proceedings against any material Sterling Real Property.

3.21         Intellectual Property.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling:  (a) Sterling and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of Sterling, the use of any Intellectual Property by Sterling and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any person and, to the extent applicable, is in accordance with any applicable license pursuant to which Sterling or any Sterling Subsidiary acquired the right to use such Intellectual Property; (c) no person has asserted in writing that Sterling or any of its Subsidiaries has infringed on, misappropriated or otherwise violated the Intellectual Property rights of such person; (d) to the knowledge of Sterling, no person is challenging, infringing on or otherwise violating any right of Sterling or any of its Subsidiaries with respect to any Intellectual Property owned by and/or exclusively licensed to Sterling or its Subsidiaries; (e) neither Sterling nor any Sterling Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Sterling or any Sterling Subsidiary; and (f) to the knowledge of Sterling, no Intellectual Property owned and/or exclusively licensed by Sterling or any Sterling Subsidiary is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means (i) trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) any similar intellectual property or proprietary rights.

3.22         Related Party Transactions.  Except (i) as set forth in Section 3.22 of the Sterling Disclosure Schedule, (ii) “compensation” as defined in Item 402 of the SEC’s Regulation S-K, (iii) ordinary course bank deposit, trust and asset management services on arms’ length terms, (iv) other transactions or arrangements of a type available to employees of Sterling or its Subsidiaries generally, (v) transactions, agreements, arrangements or understandings that were entered into in the ordinary course of business on arms’ length terms with a portfolio company of a person owning 5% or more of the outstanding Sterling Common Stock (or of any of such person’s affiliates) or (vi) transactions, agreements, arrangements or understandings between Sterling and one or more of its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of Sterling, there are no transactions or series of related transactions, agreements, arrangements or understandings between Sterling or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Sterling or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Sterling Common Stock (or, to the knowledge of Sterling, any of such person’s immediate family members or affiliates) (other than Subsidiaries of Sterling) on the other hand.

3.23         State Takeover Laws; Rights Plan.

(a)           The Board of Directors of Sterling has unanimously approved this Agreement and the transactions contemplated hereby and has taken all other actions that may be required to render inapplicable to such agreement and transactions (i) Chapter 23B.19 of the WBCA and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law under the laws of the State of Washington (any such laws, “Washington Takeover Statutes”) and (ii) Article XIII of the Sterling Articles.  No Washington Takeover Statutes will prohibit, restrict or impair the performance of Sterling’s obligations under this Agreement.

(b)           The Rights issued to holders of Sterling Common Stock pursuant to the Rights Agreement expired pursuant to their terms on August 27, 2013.

3.24         Reorganization.  Sterling has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25         Opinion.  Prior to the execution of this Agreement, Sterling has received an opinion from Sandler O’Neill + Partners, LP to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid to the holders of Sterling Common Stock in the Merger is fair to such holders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.26         Sterling Information. The information relating to Sterling and its Subsidiaries which is provided by Sterling or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Sterling and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.27         Loan Portfolio.

(a)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, each Loan currently outstanding with respect to which Sterling or any Subsidiary of Sterling is a creditor   (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens that have been perfected and (iii) to Sterling’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms subject to the Enforceability Exceptions.

(b)           As of June 30, 2013, Sterling is not a party to any Loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Sterling or any person controlling, controlled by or under common control with any of the foregoing, other than portfolio companies of 5% shareholders of Sterling or their affiliates, other than as disclosed on Section 3.27 of the Sterling Disclosure Schedule.  All Loans that have been made by Sterling that are subject to Section 22(h) of the Federal Reserve Act, as amended, or to the Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) comply therewith.

(c)           Section 3.27 of the Sterling Disclosure Schedule sets forth a listing, as of June 30, 2013, by account, of: (A) each Loan or Loan participation of Sterling with an outstanding balance owed to Sterling of $1,000,000 or more that has been placed on non-accrual status by Sterling during the past twelve months; (B) each borrower, customer or other party which has notified Sterling during the past twelve months of, or has asserted against Sterling, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Sterling, each borrower, customer or other party which has given Sterling any oral notification of, or orally asserted to or against Sterling, any such claim; (C) each Loan or Loan participation with an outstanding balance owed to Sterling of $1,000,000 or more, (1) that is contractually past due 90 days or more in the payment of principal and/or interest, (2) that is on non-accrual status, (3) that is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of each such Loan or Loan participation and the identity of the obligor thereunder, (4) where, during the past three years, the interest rate term has been reduced and/or the maturity date has been extended subsequent to the agreement under which such Loan or Loan participation was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith, and (D) all assets classified by Sterling as real estate acquired through foreclosure or in lieu of foreclosure, including in substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

3.28         Insurance.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, (a) Sterling and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Sterling reasonably has determined to be prudent and consistent with industry practice, and Sterling and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Sterling and its Subsidiaries, Sterling or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.29         No Other Representations or Warranties.

(a)           Except for the representations and warranties made by Sterling in this Article III, neither Sterling nor any other person makes any express or implied representation or warranty with respect to Sterling, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Umpqua or any of its affiliates or representatives in the course of their due diligence investigation of Sterling, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Sterling hereby disclaims any such other representations or warranties.

(b)           Notwithstanding anything contained in this Agreement to the contrary, Sterling acknowledges and agrees that neither Umpqua nor any other person has made or is making any representations or warranties relating to Umpqua whatsoever, express or implied, beyond those expressly given by Umpqua in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Umpqua furnished or made available to Sterling or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF UMPQUA

Except (i) as Previously Disclosed by Umpqua or (ii) as disclosed in any Umpqua Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Umpqua with the SEC since December 31, 2012, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Umpqua hereby represents and warrants to Sterling as follows:

4.1           Corporate Organization.

(a)           Umpqua is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and is a bank holding company and financial holding company duly registered under the BHC Act.  Umpqua has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Umpqua is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.  True and complete copies of the Umpqua Articles and Bylaws of Umpqua, in each case as in effect as of the date of this Agreement, have previously been made available by Umpqua to Sterling.

(b)           Each Subsidiary of Umpqua (a “Umpqua Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing (to the extent such concept is applicable) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Umpqua to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Umpqua that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Umpqua, threatened.  Section 4.1(b) of the Umpqua Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Umpqua as of the date hereof and any material joint ventures, formal partnerships or similar arrangements in which Umpqua or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest).  There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Umpqua other than the Umpqua Subsidiaries.

4.2           Capitalization.

(a)           The authorized capital stock of Umpqua consists of 200,000,000 shares of Umpqua Common Stock and 4,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of August 31, 2013, there were (a) 111,920,690 shares of Umpqua Common Stock issued and outstanding, which number includes 1,070,925 restricted shares of Umpqua Common Stock granted under a Umpqua Stock Plan (a “Umpqua Restricted Stock Award”) (not including shares held in treasury) (b) no shares of Umpqua Common Stock held in treasury, (c) 1,299,473 shares of Umpqua Common Stock reserved for issuance upon the exercise of options to purchase shares of Umpqua Common Stock granted under a Umpqua Stock Plan (a “Umpqua Stock Option”), (d) 95,000 shares of Umpqua Common Stock reserved for issuance upon the settlement of restricted stock units granted under a Umpqua Stock Plan (a “Umpqua Restricted Stock Unit”) and (e) no other shares of capital stock or other voting securities of Umpqua issued, reserved for issuance or outstanding.  For purposes of this Agreement, the “Umpqua Stock Plans” means the Umpqua Holdings Corporation 2005 Performance-Based Executive Incentive Plan, the Umpqua Holdings Corporation 2003 Stock Incentive Plan, the Umpqua Holdings Corporation 2007 Long Term Incentive Plan and the Umpqua Holdings Corporation 2013 Incentive Plan.  All of the shares of Umpqua Common Stock that (x) are issued and outstanding have been and are and (y) will be issued as part of the Merger Consideration will be, when issued and delivered in accordance with the terms hereof, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except as set forth in this Section 4.2(a), and except for changes since August 31, 2013 resulting from the exercise of Umpqua Stock Options outstanding on such date and the settlement of Umpqua Restricted Stock Units outstanding on such date, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in Umpqua or (ii) subscriptions, options, warrants or other rights to acquire from Umpqua or any Umpqua Subsidiary, or other obligation of Umpqua or any Umpqua Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities of Umpqua or any Umpqua Subsidiary convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, Umpqua.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Umpqua Common Stock, in each case, to which Umpqua or any of its Subsidiaries is a party.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Umpqua may vote.  Since August 31, 2013 through the date hereof, Umpqua has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Umpqua Stock Options, Umpqua Restricted Stock Units or Umpqua Restricted Stock Awards in accordance with their respective terms).  No Umpqua Subsidiary owns any capital stock of Umpqua other than any Third Party Shares.

(b)           Section 4.2(b) of the Umpqua Disclosure Schedule sets forth a true, correct and complete list as of August 31, 2013 of (i) the aggregate number of outstanding Umpqua Restricted Stock Awards and the holder(s) thereof, (ii) the aggregate number of shares of Umpqua Common Stock issuable upon the exercise of each outstanding Umpqua Stock Option and the holder and exercise price for each such Umpqua Stock Option and (iii) the aggregate number of shares of Umpqua Common Stock issuable upon the settlement of each outstanding Umpqua Restricted Stock Unit and the holder for each such Umpqua Restricted Stock Unit.

(c)           There are no contractual obligations of Umpqua or its Subsidiaries pursuant to which Umpqua or its Subsidiaries is or could be required to register shares of the capital stock or other securities of Umpqua or its Subsidiaries under the Securities Act.  Section 4.2(c) of the Umpqua Disclosure Schedule sets forth a true, correct and complete list of all trust preferred and junior subordinated debt securities of Umpqua or its Subsidiaries that are issued or outstanding.  Umpqua is not currently deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its affiliates.

(d)           Umpqua owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Umpqua Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Umpqua Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)           Umpqua has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, the Investor Letter Agreements, and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Umpqua.  Subject to Section 6.3, the Board of Directors of Umpqua has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Umpqua and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Umpqua’s shareholders for adoption and approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for (i) the adoption and approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of Umpqua Common Stock, (ii) the approval of the Articles Amendment by a number of votes cast by the shares of Umpqua Common Stock favoring the Articles Amendment that exceeds the number of votes cast by the shares of Umpqua Common Stock that oppose the Articles Amendment ((i) and (ii), the “Requisite Umpqua Vote”) and (iii) the adoption and approval of the Bank Merger Agreement by Umpqua Bank and Umpqua as its sole shareholder, no other corporate proceedings on the part of Umpqua are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Umpqua and (assuming due authorization, execution and delivery by Sterling) constitutes a valid and binding obligation of Umpqua, enforceable against Umpqua in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)           Neither the execution and delivery of this Agreement by Umpqua, nor the consummation by Umpqua of the transactions contemplated hereby, nor compliance by Umpqua with any of the terms or provisions hereof, will (i) subject to the Articles Amendment, violate any provision of the Umpqua Articles or Bylaws of Umpqua or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any Law applicable to Umpqua, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with or result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Umpqua or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Umpqua or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except (in the case of clause (ii) above) for such matters which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

4.4           Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with NASDAQ and the NASDAQ Capital Market, (ii) the filing of any required applications, filings and notices, as applicable, with (1) the Federal Reserve Board under the BHC Act, (2) the FDIC under the Bank Merger Act, (3) the Oregon Director and (4) the WDFI, and approval of the foregoing applications, filings and notices, (iii) the filing with the

SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger (which shall include the Articles Amendment) with the Washington Secretary pursuant to the WBCA and the Oregon Secretary pursuant to the OBCA and the filing of the Bank Merger Certificates, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Umpqua Common Stock pursuant to this Agreement and (vi) such filings as are required to be made under the Exchange Act, no material consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Umpqua of this Agreement or (B) the consummation by Umpqua of the Merger, the Bank Merger and the other transactions contemplated hereby.  As of the date of this Agreement, Umpqua has no knowledge of any reason why any of the Requisite Regulatory Approvals should not be granted on a timely basis.

4.5           Reports.  Umpqua and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Umpqua and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Umpqua, investigation into the business or operations of Umpqua or any of its Subsidiaries since January 1, 2011, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Umpqua or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Umpqua or any of its Subsidiaries since January 1, 2011, except in the case of each of clause (i) and (ii), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

4.6           Financial Statements.

(a)           The financial statements of Umpqua and its Subsidiaries included (or incorporated by reference) in the Umpqua Reports filed by Umpqua with the SEC since January 1, 2012 (including the related notes, where applicable) (i) in all material respects have been prepared from, and are in accordance with, the books and records of Umpqua and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Umpqua and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) in all material respects have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Umpqua and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and in all material respects reflect only actual transactions.  Moss Adams LLP has not resigned (or informed Umpqua that it intends to resign) or been dismissed as independent public accountants of Umpqua as a result of or in connection with any disagreements with Umpqua on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, neither Umpqua nor any of its Subsidiaries have any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Umpqua and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2013 or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.  None of Umpqua or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)           The records, systems, controls, data and information of Umpqua and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Umpqua or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.  Umpqua (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Umpqua, including its Subsidiaries, is made known to the management of Umpqua, including Umpqua’s principal executive and principal financial officers (or persons performing similar functions),by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Umpqua’s outside auditors and the audit committee of Umpqua’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Umpqua’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Umpqua’s internal controls over financial reporting.  These disclosures were made in writing by management to Umpqua’s auditors and audit committee and a copy has previously been made available to Sterling.  To the knowledge of Umpqua, there is no reason to believe that Umpqua’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2011, (i) neither Umpqua nor any of its Subsidiaries, nor, to the knowledge of Umpqua, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Umpqua or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Umpqua or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Umpqua or any of its Subsidiaries, whether or not employed by Umpqua or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Umpqua or any of its officers, directors, employees or agents to the Board of Directors of Umpqua or any committee thereof or to any director or officer of Umpqua.

4.7           Broker’s Fees.  With the exception of the engagement of J.P. Morgan Securities LLC, neither Umpqua nor any Umpqua Subsidiary nor any of their respective officers or directors on behalf of Umpqua or any of its Subsidiaries have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  On or prior to the date hereof, Umpqua has disclosed to Sterling the aggregate fees provided for in connection with the engagement of J.P. Morgan Securities LLC relating to the Merger and the other transactions contemplated hereunder.

4.8           Absence of Certain Changes or Events.

(a)           Since June 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

(b)           Since June 30, 2013, Umpqua and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

(c)           Since June 30, 2013 and prior to the date hereof, neither Umpqua nor any of its Subsidiaries has made, declared or paid any dividend or other distribution on, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of its capital stock, trust preferred securities or any other securities or obligations convertible into or exchangeable for any shares of its capital stock other than dividends by wholly-owned Subsidiaries.

4.9           Legal Proceedings.

(a)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, neither Umpqua nor any of its Subsidiaries is a party to any, and there are no pending or, to Umpqua’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Umpqua or any of its Subsidiaries or any of their current or former directors or executive officers.

(b)           There is no material injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Umpqua, any of its Subsidiaries or the assets of Umpqua or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Umpqua, the Surviving Corporation or any of its affiliates).

4.10         Taxes and Tax Returns.  Each of Umpqua and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Umpqua nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Umpqua and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Umpqua and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Umpqua nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Umpqua and its Subsidiaries for all years to and including 2008 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.  Neither Umpqua nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax with respect to Umpqua and its Subsidiaries or the assets of Umpqua and its Subsidiaries.  Umpqua has made available to Sterling true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Umpqua nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Umpqua and its Subsidiaries or that has a principal purpose other than Tax matters).  Neither Umpqua nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Umpqua) or (B) has any liability for the Taxes of any person (other than Umpqua or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Umpqua nor any of its Subsidiaries has been, within the past three years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Umpqua nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five years has Umpqua been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11         Employee Benefit Matters.

(a)           Section 4.11(a) of the Umpqua Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other material compensatory contracts or agreements to or with respect to which Umpqua or any Subsidiary or any trade or business of Umpqua or any of its Subsidiaries, whether or not incorporated, all of which together with Umpqua would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Umpqua ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Umpqua or any of its Subsidiaries or any of their respective Umpqua ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Umpqua or any of its Subsidiaries or any of their respective Umpqua ERISA Affiliates, in each case to the extent material (all such plans, programs, arrangements, contracts or agreements, collectively, the “Umpqua Benefit Plans”).

(b)           Umpqua has heretofore made available (it being understood that documents available via the SEC’s EDGAR system shall be deemed to have been made available for purposes of this representation) to Sterling true and complete copies of each of the Umpqua Benefit Plans and the following related documents: (i) all summary plan descriptions, amendments, modifications or material supplements to any Umpqua Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Umpqua Benefit Plan, and (iv) the most recently prepared actuarial report for each Umpqua Benefit Plan (if applicable) for each of the last two years.

(c)           Each Umpqua Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d)           With respect to each Umpqua Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Umpqua Qualified Plans”) and the related trust, IRS has issued a favorable determination letter, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Umpqua, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Umpqua Qualified Plan or the related trust.  No trust funding any Umpqua Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           Except as would not reasonably be likely to result in material liability to Umpqua or its Subsidiaries, each Umpqua Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)           None of Umpqua and its Subsidiaries nor any of their respective Umpqua ERISA Affiliates has, at any time during the last six years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is (i) a Title IV Plan, (ii) a Multiemployer Plan or (iii) a Multiple Employer Plan, and none of Umpqua and its Subsidiaries nor any of their respective Umpqua ERISA Affiliates has incurred any material liability to a Title IV Plan or a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)           Neither Umpqua nor any of its Subsidiaries sponsors, has sponsored or has any material obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)           All material contributions required to be made to any Umpqua Benefit Plan under applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Umpqua Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Umpqua.

(i)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, there are no pending or, to the knowledge of Umpqua, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Umpqua’s knowledge, no such claim or lawsuit is threatened, against the Umpqua Benefit Plans, any fiduciaries thereof with respect to their duties to the Umpqua Benefit Plans or the assets of any of the trusts under any of the Umpqua Benefit Plans which could reasonably be expected to result in any liability of Umpqua or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Umpqua Benefit Plan, or any other party.

(j)           None of Umpqua and its Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject Umpqua or any of its Subsidiaries or any person that Umpqua or any of its Subsidiaries has an obligation to indemnify in respect thereof to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Umpqua or any of its Subsidiaries, or result in any limitation on the right of Umpqua or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Umpqua Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by

Umpqua or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Umpqua nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Umpqua or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Umpqua Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

(l)           There are no pending or, to Umpqua’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Umpqua or any of its Subsidiaries, or any strikes or other material labor disputes against Umpqua or any of its Subsidiaries.  Neither Umpqua nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization applicable to employees of Umpqua or any of its Subsidiaries and, to the knowledge of Umpqua, there are no organizing efforts by any union or similar group seeking to represent any employees of Umpqua or any of its Subsidiaries.

4.12         SEC Reports.  Umpqua has previously made available (it being understood that documents available via the SEC’s EDGAR system shall be deemed to have been made available for purposes of this representation) to Sterling an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2011, by Umpqua pursuant to the Securities Act or the Exchange Act (the “Umpqua Reports”) and (b) communication mailed by Umpqua to its shareholders since January 1, 2011 and prior to the date hereof, and no such Umpqua Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since January 1, 2011, as of their respective dates, all Umpqua Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Umpqua has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Umpqua Reports.

4.13         Compliance with Applicable Law.

(a)           Umpqua and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to so hold any such licenses, registrations, franchises, permits or authorizations or the failure to so pay any such fees or assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua and, to the knowledge of Umpqua, no suspension or cancellation of any such necessary license, registration, franchise, permit or authorization is threatened in writing that would reasonably be expected to have any such effect.  Umpqua and each of its Subsidiaries have complied with and are not in default or violation under any Law relating to Umpqua or any of its Subsidiaries, including without limitation all applicable Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other applicable Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans, except for such failures to comply, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

(b)           Without limitation, except as would not reasonably be expected to be material to Umpqua and its Subsidiaries, taken as a whole, none of Umpqua, or its Subsidiaries, or to Umpqua’s knowledge, any director, officer, employee, agent or other person acting on behalf of Umpqua or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Umpqua or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Umpqua or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Umpqua or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Umpqua or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Umpqua or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Umpqua or any of its Subsidiaries or (vii) is currently the subject of any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)           Since January 1, 2011, Umpqua and each of its Subsidiaries has properly administered all accounts for which Umpqua or any of its Subsidiaries acts as a fiduciary, including accounts for which Umpqua or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.  Since January 1, 2011, none of Umpqua or any of its Subsidiaries, or, to Umpqua’s knowledge, any director, officer, or employee of Umpqua or its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

(d)           As of June 30, 2013, Umpqua and Umpqua Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations), and Umpqua Bank’s rating under the Community Reinvestment Act of 1977 is no less than “satisfactory.”

4.14         Certain Contracts.

(a)           Except (x) for those agreements and other documents filed as exhibits to or incorporated by reference in any Umpqua Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Umpqua with the SEC since January 1, 2013 or (y) as set forth in Section 4.14(a) of the Umpqua Disclosure Schedule, neither Umpqua nor any of its Subsidiaries is, as of the date hereof, a party to or bound by any contract, arrangement or commitment (whether written or oral):

(i)           with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice;

(ii)          which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any payment (whether of severance pay or otherwise) becoming due from Umpqua, Sterling, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;

(iii)         that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iv)         that contains a non-compete or client or customer non-solicit requirement or any other similar provision that, in any such case, materially restricts the conduct of any line of business by Umpqua or any of its affiliates or, upon consummation of the Merger, will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

(v)          that is material to Umpqua and its Subsidiaries (or that would be material to the Surviving Corporation and its Subsidiaries after the Effective Time) and obligates Umpqua or its Subsidiaries, or following the Closing, the Surviving Corporation or its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” or similar covenants;

(vi)         with or to a labor union or guild (including any collective bargaining agreement);

(vii)        that relates to the incurrence of indebtedness by Umpqua or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased,

advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) in the principal amount of $1,000,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii)       that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Umpqua or its Subsidiaries;

(ix)          that relates to the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or any business, in either case for a purchase price in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement that are material to Umpqua or any of its Subsidiaries;

(x)           that involves the payment of more than $1,000,000 per annum by Umpqua and/or one or more of its Subsidiaries, taken as a whole (other than any such contracts which are terminable by Umpqua or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice);

(xi)          that limits the payment of dividends by Umpqua or any of its Subsidiaries; or

(xii)         that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or the formation, creation or operation, management or control of any material partnership or joint venture with any third parties.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Umpqua Disclosure Schedule or filed as an exhibit to or incorporated by reference in any Umpqua Report, is referred to herein as a “Umpqua Contract”.  Umpqua has made available to Umpqua prior to the date hereof true, correct and complete copies of each written Umpqua Contract (it being understood that documents available via the SEC’s EDGAR system shall be deemed to have been made available for purposes of this representation).

(b)           (i)  Each Umpqua Contract is valid and binding on Umpqua or one of its Subsidiaries (subject to the Enforceability Exceptions), as applicable, and in full force and effect, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, (ii) Umpqua and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Umpqua Contract, except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, (iii) to Umpqua’s knowledge no third-party counterparty to any Umpqua Contract is in breach or violation of any provision of any Umpqua Contract, except where such breach or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Umpqua or any of its Subsidiaries under any such Umpqua Contract, except where such default would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

4.15         Agreements with Regulatory Agencies.  Neither Umpqua nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, in any such case, that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Umpqua Disclosure Schedule, a “Umpqua Regulatory Agreement”), nor has Umpqua or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Umpqua Regulatory Agreement.

4.16         Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, all Derivative Contracts, whether entered into for the account of Umpqua, any of its Subsidiaries or for the account of a customer of Umpqua or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Umpqua or one of its Subsidiaries enforceable in accordance with their terms (subject to Enforceability Exceptions), and are in full force and effect.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, to Umpqua’s knowledge, no party to any Derivative Contract to which Umpqua or any Umpqua Subsidiary is a party is in breach or violation of any provision thereof or default thereunder.

4.17         Investment Adviser Subsidiaries.  Any of Umpqua’s Subsidiaries that is required to be registered, licensed or qualified as an Advisory Entity has at all times since January 1, 2011 rendered investment advisory services in compliance with each contract for services provided in its capacity as an Advisory Entity to which it is a party, except as would not reasonably be expected to have a Material Adverse Effect on Umpqua.

4.18         Environmental Liability.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, Umpqua and its Subsidiaries are in compliance, and have complied in the last seven years, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Umpqua or any of its Subsidiaries of any liability or obligation arising under any applicable Environmental Law, pending or threatened against Umpqua, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.  To the knowledge of Umpqua, there is no reasonable basis for any such proceeding, claim, action, cause of action or investigation that would impose any liability or obligation arising under any applicable Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.  Umpqua is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity, or third party imposing any liability or obligation arising under any applicable Environmental Law with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

4.19         Investment Securities and Commodities.

(a)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, each of Umpqua and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Umpqua or its Subsidiaries.  Such securities and commodities are valued on the books of Umpqua in accordance with GAAP in all material respects.

(b)           Umpqua and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Umpqua believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Umpqua has made available to Sterling the material terms of such policies, practices and procedures.

4.20         Property.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, Umpqua or a Umpqua Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Umpqua Reports as being owned by Umpqua or a Umpqua Subsidiary or acquired after the date thereof (except (x) properties sold or otherwise disposed of since the date thereof in the ordinary course of business and (y) properties categorized as OREO in the latest audited balance sheet included in the Umpqua Reports) (the “Umpqua Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Umpqua Reports or leased after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Umpqua Leased Properties” and, collectively with the Umpqua Owned Properties, the “Umpqua Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Umpqua’s knowledge, the lessor.  There are no pending or, to the knowledge of Umpqua, threatened condemnation proceedings against any material Umpqua Real Property.

4.21         Intellectual Property.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua:  (a) Umpqua and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of Umpqua, the use of any Intellectual Property by Umpqua and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any person and, to the extent applicable, is in accordance with any applicable license pursuant to which Umpqua or any Umpqua Subsidiary acquired the right to use such Intellectual Property; (c) no person has asserted in writing that Umpqua or any of its Subsidiaries has infringed on, misappropriated or otherwise violated the Intellectual Property rights of such person; (d) to the knowledge of Umpqua, no person is challenging, infringing on or otherwise violating any right of Umpqua or any of its Subsidiaries with respect to any Intellectual Property owned by and/or exclusively licensed to Umpqua or its Subsidiaries; (e) neither Umpqua nor any Umpqua Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Umpqua or any Umpqua Subsidiary; and (f) to the knowledge of Umpqua, no Intellectual Property owned and/or exclusively licensed by Umpqua or any Umpqua Subsidiary is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

4.22         Related Party Transactions.  Except (i) as set forth in Section 4.22 of the Umpqua Disclosure Schedule, (ii) “compensation” as defined in Item 402 of the SEC’s Regulation S-K, (iii) ordinary course bank deposit, trust and asset management services on arms’ length terms, (iv) other transactions or arrangements of a type available to employees of Umpqua or its Subsidiaries generally, (v) transactions, agreements, arrangements or understandings that were entered into in the ordinary course of business on arms’ length terms with a portfolio company of a person owning 5% or more of the outstanding Umpqua Common Stock (or of any of such person’s affiliates) or (vi) transactions, agreements, arrangements or understandings between Umpqua and one or more of its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of Umpqua, there are no transactions or series of related transactions, agreements, arrangements or understandings between Umpqua or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Umpqua or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Umpqua Common Stock (or, to the knowledge of Umpqua, any of such person’s immediate family members or affiliates) (other than Subsidiaries of Umpqua) on the other hand.

4.23         State Takeover Laws.  The Board of Directors of Umpqua has unanimously approved this Agreement and the transactions contemplated hereby and has taken all other actions that may be required to render inapplicable to such agreement and transactions Sections 60.801 through 60.816 and 60.825 through 60.845 of the OBCA and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law under the laws of the State of Oregon (any such laws, “Oregon Takeover Statutes”).  No Oregon Takeover Statutes will prohibit, restrict or impair the performance of Umpqua’s obligations under this Agreement.

4.24         Reorganization.  Umpqua has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.25         Opinion.  Prior to the execution of this Agreement, Umpqua has received an opinion from J.P. Morgan Securities LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid to the holders of Sterling Common Stock in the Merger is fair, from a financial point of view, to Umpqua.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.26         Umpqua Information.  The information relating to Umpqua and its Subsidiaries which is provided by Umpqua or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Umpqua and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.27         Loan Portfolio.

(a)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, each Loan currently outstanding with respect to which Umpqua or any Subsidiary of Umpqua is a creditor   (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens that have been perfected and (iii) to Umpqua’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms subject to the Enforceability Exceptions.

(b)           As of June 30, 2013, Umpqua is not a party to any Loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Umpqua or any person controlling, controlled by or under common control with any of the foregoing, other than portfolio companies of 5% shareholders of Umpqua or their affiliates, other than as disclosed on Section 4.27 of the Umpqua Disclosure Schedule.  All Loans that have been made by Umpqua that are subject to Section 22(h) of the Federal Reserve Act, as amended, or to the Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) comply therewith.

(c)           Section 4.27 of the Umpqua Disclosure Schedule sets forth a listing, as of June 30, 2013, by account, of: (A) each Loan or Loan participation of Umpqua with an outstanding balance owed to Umpqua of $1,000,000 or more that has been placed on non-accrual status by Umpqua during the past twelve months; (B) each borrower, customer or other party which has notified Umpqua during the past twelve months of, or has asserted against Umpqua, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Umpqua, each borrower, customer or other party which has given Umpqua any oral notification of, or orally asserted to or against Umpqua, any such claim; (C) each Loan or Loan participation with an outstanding balance owed to Umpqua of $1,000,000 or more, (1) that is contractually past due 90 days or more in the payment of principal and/or interest, (2) that is on non-accrual status, (3) that is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of each such Loan or Loan participation and the identity of the obligor thereunder, (4) where, during the past three years, the interest rate term has been reduced and/or the maturity date has been extended subsequent to the agreement under which such Loan or Loan participation was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith, and (D) all assets classified by Umpqua as real estate acquired through foreclosure or in lieu of foreclosure, including in substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.28         Insurance.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, (a) Umpqua and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Umpqua reasonably has determined to be prudent and consistent with industry practice, and Umpqua and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Umpqua and its Subsidiaries, Umpqua or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.29         Financing.  Umpqua has and will have at the Effective Time sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay the cash portion of the Merger Consideration and to pay all related fees and expenses of Umpqua and its Representatives pursuant to this Agreement.

4.30         No Other Representations or Warranties.

(a)           Except for the representations and warranties made by Umpqua in this Article IV, neither Umpqua nor any other person makes any express or implied representation or warranty with respect to Umpqua, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Sterling or any of its affiliates or representatives in the course of their due diligence investigation of Umpqua, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Umpqua hereby disclaims any such other representations or warranties.

(b)           Notwithstanding anything contained in this Agreement to the contrary, Umpqua acknowledges and agrees that neither Sterling nor any other person has made or is making any representations or warranties relating to Sterling whatsoever, express or implied, beyond those expressly given by Sterling in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Sterling furnished or made available to Umpqua or any of its representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement (including as Previously Disclosed), or as required by applicable Law or as consented to in writing by the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed), each of Umpqua and Sterling shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action that would reasonably be expected to adversely affect or delay the obtaining of any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2           Forbearances.  During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed by Umpqua or Sterling, as the case may be, as required by applicable Law, and, except as expressly required or permitted by this Agreement, neither Umpqua nor Sterling shall, and neither Umpqua nor Sterling shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (not to be unreasonably withheld, conditioned or delayed):

(a)           other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Sterling or any of its wholly-owned Subsidiaries to Sterling or any of its wholly-owned Subsidiaries, on the one hand, or of Umpqua or any of its wholly-owned Subsidiaries to Umpqua or any of its wholly-owned Subsidiaries, on the other hand) or assume, guarantee or otherwise become responsible for the obligations of any person;

(b)           (i)           adjust, split, combine or reclassify any capital stock;

(ii)           make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, trust preferred securities or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends at a rate not in excess of the amount set forth on Section 5.2(b)(ii)(A) of the Sterling Disclosure Schedule or Section 5.2(b)(ii)(A) of the Umpqua Disclosure Schedule, (B) dividends paid by any of the Subsidiaries of each of Umpqua and Sterling to Umpqua or Sterling or any of their wholly-owned Subsidiaries, respectively, or (C) the acceptance of shares of Sterling Common Stock or Umpqua Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii)           grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)           issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement or the Warrants outstanding as of the date hereof, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(c)           other than in the ordinary course of business consistent with past practice or in accordance with contracts or agreements in effect on the date hereof, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than a wholly-owned Subsidiary of the relevant party to this Agreement, or (ii) cancel, release or assign any material indebtedness of any such person owed to it or any claims held by it against any such person;

(d)           (x) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any other person or business or any material assets, deposits or properties of any other person, in each case other than a wholly-owned Subsidiary of Sterling or Umpqua, as applicable, or (y) make any material investment in any other person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly-owned Subsidiary of Sterling or Umpqua, as applicable;

(e)           except in the ordinary course of business, terminate, materially amend, or waive any material right under, any Sterling Contract or Umpqua Contract, as the case may be or enter into any contract that would constitute a Sterling Contract or Umpqua Contract, as the case may be, if it were in effect on the date of this Agreement;

(f)           except as required under the terms of any Sterling Benefit Plan or Umpqua Benefit Plan, as applicable, existing as of the date hereof, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) materially amend (or materially alter a prior interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (iii) increase in any manner the compensation or benefits payable to any current or former employee, officer, director or consultant (other than any annual salary, wage or benefit increases in the ordinary course of business and consistent with past practice to employees, not to exceed the amount or value set forth on Section 5.2(f)(iii) of the Umpqua Disclosure Schedule or Section 5.2(f)(iii) of the Sterling Disclosure Schedule; (x) of Sterling below the level of Executive Vice President or (y) of Umpqua below the level of Executive Vice President), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual compensation is greater than the amount set forth on Section 5.2(f)(viii) of the Umpqua Disclosure Schedule or Section 5.2(f)(viii) of the Sterling Disclosure Schedule, other than for cause or, in the case of such officers or employees below the level of Executive Vice President, for performance related reasons, provided that Sterling or Umpqua, as applicable, shall consult with the other party prior to terminating any such employee for performance related reasons, (ix) hire any officer or employee who has an annual base salary greater than the amount set forth on Section 5.2(f)(ix) of the Umpqua Disclosure Schedule or Section 5.2(f)(ix) of the Sterling Disclosure Schedule; or (x) hire any individual independent contractor or consultant who will receive annual compensation greater than the amount set forth on Section 5.2(f)(x) of the Umpqua Disclosure Schedule or Section 5.2(f)(x) of the Sterling Disclosure Schedule.

(g)          commence, settle or compromise any litigation, claim, suit, action or proceeding, except for (i) settlements or compromises that (A) involve monetary remedies with a value not in excess of the amount set forth on Section 5.2(g)(i)(1) of the Umpqua Disclosure Schedule or Section 5.2(g)(i)(1) of the Sterling Disclosure Schedule, with respect to any individual litigation, claim, suit, action or proceeding or the amount set forth on Section 5.2(g)(i)(2) of the Umpqua Disclosure Schedule or Section 5.2(g)(i)(2) of the Sterling Disclosure Schedule, in the aggregate, (B) do not impose any material restriction on its business or the business of its Subsidiaries and (C) do not create adverse precedent for claims that are reasonably likely to be material to it and its Subsidiaries and (ii) the commencement of any litigation, claim, suit action or proceeding in the ordinary course of business;

(h)          take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)           amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)           materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in each case, except as required by Law or requested by a Regulatory Agency;

(k)           except as otherwise provided in Section 6.3 or Section 6.11, take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m)          enter into any new line of business or, other than in the ordinary course of business and after consultation with the other party, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except, in any such case, as required by applicable Law or requested by a Regulatory Agency;

(n)           make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans and other extensions of credit (including commitments to extend credit) (collectively, “Loans”) or (ii) its hedging practices and policies, in each case except as required by Law or requested by a Regulatory Agency;

(o)           (i) except for Loans or commitments for Loans that have been made prior to the date of this Agreement, without prior consultation with the other party to this Agreement, (1) make or acquire any individual Loan or issue a commitment (or renew or extend an existing commitment) for any individual Loan in excess of the amount set forth on Section 5.2(o)(i)(1) of the Umpqua Disclosure Schedule or Section 5.2(o)(i)(1) of the Sterling Disclosure Schedule or (2) make or acquire any Loan or Loans or issue a commitment (or renew or extend an existing commitment for a Loan or Loans) that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of the amount set forth on Section 5.2(o)(i)(2) of the Umpqua Disclosure Schedule or Section 5.2(o)(i)(2) of the Sterling Disclosure Schedule or (ii) without prior consultation with the other party to this Agreement, enter into agreements relating to, or except pursuant to agreements in effect as of the date hereof, consummate purchases or sales of, whole individual Loans in principal amount or purchase price in excess of (1) for individual Loans, the amount set forth on Section 5.2(o)(ii)(1) of the Umpqua Disclosure Schedule or Section 5.2(o)(ii)(1) of the Sterling Disclosure Schedule, or (2) in the aggregate, the amount set forth on Section 5.2(o)(ii)(2) of the Umpqua Disclosure Schedule and Section 5.2(o)(ii)(2) of the Sterling Disclosure Schedule;

(p)           make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, except to the extent required to obtain any Requisite Regulatory Approvals;

(q)           make any capital expenditures other than (i) capital expenditures in its 2013 capital expenditure budget (or with respect to the year 2014, the 2013 budget as if it had been approved again for 2014), as disclosed to the other party prior to the date hereof and (ii) any other capital expenditures in an amount not in excess of $5 million in the aggregate;

(r)           other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(s)           amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

(t)           adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(u)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3           No Control of Other Party.  Nothing contained in this Agreement shall be deemed to give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)           Umpqua and Sterling shall promptly prepare and file with the SEC the Joint Proxy Statement and Umpqua shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  Each of Umpqua and Sterling shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Umpqua and Sterling shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.  Umpqua shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Sterling shall furnish all information concerning Sterling and the holders of Sterling Common Stock as may be reasonably requested in connection with any such action.

(b)           The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file and cause their Subsidiaries to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities.  Without limiting the generality of the foregoing, the parties hereto agree to use reasonable best efforts to prepare and file and cause their Subsidiaries to prepare and file all necessary documentation, and to file all applications, notices, petitions and filings, in connection with obtaining all Requisite Regulatory Approvals no later than forty-five

(45) days after the date of this Agreement.  Umpqua and Sterling shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all  information relating to Sterling or Umpqua, as the case may be, and any of their respective Subsidiaries (excluding any confidential financial information relating to individuals or to Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. or Thomas H. Lee Parallel (DT) Fund VI, L.P. or any of their respective affiliates (excluding Sterling and its Subsidiaries)), which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, including by delivery of a copy of any applications, notices, petitions or filings made by a party to the other party, subject to the limitations set forth above.  Wherever practicable under the circumstances, each party shall consult with the other in advance of any meeting or conference with any Governmental scheduled in advance for the express purpose of discussing applications for approval of the transactions contemplated herein and, to the extent permitted by such Governmental Entity, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require either party to, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties, take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the Surviving Corporation (assuming for this purpose that the Surviving Corporation consists of Umpqua and Sterling and their respective Subsidiaries taken as a whole) (a “Materially Burdensome Regulatory Condition”), provided that the sale of one or more branches of Sterling or Umpqua in a geographic banking market shall not constitute, or be taken into account in determining whether there would be, a Materially Burdensome Regulatory Condition.

(c)           In furtherance and not in limitation of the foregoing, each of Umpqua and Sterling shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require Umpqua or Sterling to take any actions specified in this Section 6.1(c) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition.

(d)           Umpqua and Sterling shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders (provided that, with respect to information concerning Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. or Thomas H. Lee (DT) Fund VI, L.P. or any of their respective affiliates

(excluding Sterling and its Subsidiaries), this Section 6.1(d) shall apply if, and only to the extent, Sterling is in possession of such information and is permitted to furnish such information to Umpqua) and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Umpqua, Sterling or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  Each of Umpqua and Sterling agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the shareholders of Umpqua and Sterling and at the time of the Sterling Meeting and Umpqua Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  Each of Umpqua and Sterling further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

(e)           Umpqua and Sterling shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2           Access to Information.

(a)           Upon reasonable notice and subject to applicable Laws, each of Umpqua and Sterling, for the purposes of verifying the representations and warranties of the other and the compliance of the other with its covenants and of preparing for the Merger and the Bank Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, commitments and records, and, during such period, each of Umpqua and Sterling shall, and shall cause their respective Subsidiaries to, make available (it being understood that documents available via the SEC’s EDGAR system shall be deemed to have been made available for purposes of this covenant) to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents which Umpqua or Sterling, as the case may be, is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request (it being understood that the provision of any information or documents regarding auditor work papers shall be subject to the customary and reasonable requirements of such auditors).  Notwithstanding the foregoing, neither Umpqua nor Sterling nor any of their respective Subsidiaries shall be required to provide access to or to disclose (x) information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (y) personnel records that, in its good faith opinion, could subject it to risk of liability.  The parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

(b)           Each of Umpqua and Sterling shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 24, 2013, between Umpqua and Sterling (as amended, the “Confidentiality Agreement”).

(c)           No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

6.3           Shareholders’ Approvals.

(a)           Each of Umpqua and Sterling shall take all action necessary in accordance with applicable Law and their respective articles of incorporation, bylaws or similar organizational documents to duly call, give notice of, convene and, as soon as reasonably practicable after the S-4 is declared effective, hold a meeting of its shareholders or, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Umpqua Vote, in the case of Umpqua, and the Requisite Sterling Vote, in the case of Sterling (each such meeting or any adjournment or postponement thereof, the “Umpqua Meeting” and the “Sterling Meeting”, respectively) but subject to Section 6.3(d).  Except in the case of a Change in Board Recommendation by such party expressly permitted by this Section 6.3(a), Umpqua shall solicit, and use its reasonable best efforts to obtain, the Requisite Umpqua Vote at the Umpqua Meeting and Sterling shall solicit, and use its reasonable best efforts to obtain, the Requisite Sterling Vote at the Sterling Meeting.  Except as expressly provided in this Section 6.3(a), the Board of Directors of Umpqua and Sterling shall (i) recommend to its respective shareholders the adoption and approval of this Agreement and the transactions contemplated herein (including, in the case of Umpqua, the Articles Amendment) (the “Board Recommendation”), (ii) include the Board Recommendation in the Joint Proxy Statement and (iii) not approve, agree to or recommend any Acquisition Proposal or Alternative Transaction.  Notwithstanding the foregoing, the Board of Directors of each of Umpqua and Sterling shall be permitted (x) not to recommend to their respective shareholders that they give the Requisite Umpqua Vote or the Requisite Sterling Vote, as the case may be, (y) not to include the Board Recommendation in the Joint Proxy Statement and/or (z) to otherwise withdraw or modify in a manner adverse to the other party the Board Recommendation (the actions described in clauses (x), (y) and (z), each a “Change in Board Recommendation”), in each case in response to (1) a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the Board of Directors of such party as of the date hereof (and does not relate to a Superior Proposal, which is addressed in the following clause (2)), but becomes known to or by the Board of Directors of such party prior to obtaining the Requisite Sterling Vote or Requisite Umpqua Vote, as applicable (an “Intervening Business Event”) or (2) the receipt of an unsolicited bona fide Acquisition Proposal which the Board of Directors of such party determines in its good faith judgment, after receiving the advice of outside legal counsel, is a Superior Proposal (a “Superior Proposal Event”), in each case, if and only if, the Board of Directors of such party determines in its good faith judgment, after receiving the advice of outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law.  Prior to Umpqua or Sterling, as the case may be, making a Change in Board Recommendation, (i) in the case of a Change in Board Recommendation in connection with an Intervening Business Event, (A) three business days shall have elapsed following delivery by such party to the other party of written notice advising the other party that such party’s Board of Directors intends to resolve to effect a Change in Board Recommendation and (B) the other party shall not have proposed adjustments to the terms and conditions hereof during such three (3) business day period (during which period the party delivering notice of its intention to effect a Change in Board Recommendation shall have negotiated with the other party to this Agreement in good faith (to the extent such other party to this Agreement desires to negotiate) with respect to such adjustments) that, in the opinion of the Board of Directors of the party proposing to effect a Change in Board Recommendation, obviate the need for such Change in Board Recommendation, and (ii) in the case of a Change in Board Recommendation in connection with a Superior Proposal Event, (A) three (3) business days (subject to extension as set forth below in this sentence) shall have elapsed following delivery by such party to the other party of written notice advising the other party that such party’s Board of Directors intends to resolve to effect a Change in Board Recommendation absent modification of the terms and conditions of this Agreement, which notice shall specify the identity of the person making such Superior Proposal and the material terms and conditions thereof and include a copy of the relevant proposed transaction agreements with the person making such Superior Proposal and all other material documents provided by such person relating thereto, (B) assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by the other party to this Agreement during such three (3) business day period (during which period the party delivering the notice of its intention to effect a Change in Board Recommendation shall have negotiated with the other party to this Agreement in good faith (to the extent such other party to this Agreement desires to negotiate) with respect to such adjustments), such Acquisition Proposal nonetheless continues, in the good faith judgment, after receiving the advice of outside legal counsel, of the Board of Directors of the party proposing to make a Change in Board Recommendation, to constitute a Superior Proposal and (C) the party delivering the notice of its intention to effect a Change in Board Recommendation shall have complied to date with its obligations set forth in this Section 6.3(a) and Section 6.11; provided, however, that following any material revision to such Superior Proposal, such party shall be required to deliver a new written notice to the other party in accordance with this sentence and to again comply with the requirements of this sentence.  Notwithstanding anything to the contrary in this Agreement, (1) nothing in this Agreement shall be interpreted to excuse either party and its Board of Directors from complying with its obligation to submit this Agreement to its shareholders at the Umpqua

Meeting or Sterling Meeting, as the case may be, or from complying with the obligations set forth in Section 6.3(d), and (2) neither party shall submit to the vote of its shareholders any Acquisition Proposal or Alternative Transaction other than the Merger.  Without limiting the foregoing, if the Board of Directors of Umpqua or Sterling has effected a Change in Board Recommendation as expressly permitted by this Section 6.3(a), then the Board of Directors of such party may submit this Agreement to its shareholders without the Board Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of such party may communicate the basis for its Change in Recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto.

(b)           For purposes of this Agreement, “Superior Proposal” means, with respect to either Sterling or Umpqua, a bona fide, unsolicited written Acquisition Proposal that is (x) for 100% of the outstanding shares of such party’s capital stock, on terms that the Board of Directors of such party determines in its good faith judgment (after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by the other party to this Agreement to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders, than the Merger and (y) reasonably likely, as determined by the Board of Directors of such party in its good faith judgment, to receive all necessary regulatory approvals on a timely basis.

(c)           Sterling and Umpqua shall cooperate to schedule and convene the Sterling Meeting and the Umpqua Meeting on the same date.

(d)           Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the shareholders of each party.  If at any time following the dissemination of the Joint Proxy Statement (i) Sterling reasonably determines in good faith that the Requisite Umpqua Vote is unlikely to be obtained at the Umpqua Meeting, or (ii) Umpqua reasonably determines in good faith that the Requisite Sterling Vote is unlikely to be obtained at the Sterling Meeting, then prior to the vote contemplated having been taken such party may request that the other party adjourn or postpone its meeting for up to 45 days from the then-scheduled date and the other party shall comply with such request; provided that a party shall be required to adjourn or postpone its meeting on only one occasion.  During such period of adjournment or postponement, the parties shall continue in all respects to comply with their obligations under this Section 6.3 and shall in good faith use reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its shareholders) and, subject to this Section 6.3, seek to obtain the Requisite Umpqua Vote and/or the Requisite Sterling Vote, as the case may be.  Except as set forth in this Section 6.3(d), no party shall have the obligation to postpone or adjourn its shareholder meeting.

6.4           Legal Conditions to Merger.  Subject in all respects to Sections 6.1, 6.3 and 6.11, each of Umpqua and Sterling shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Sterling or Umpqua or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5           Stock Exchange Listing.  Umpqua shall cause the shares of Umpqua Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6           Employee Benefit Plans.

(a)           Unless otherwise mutually agreed by Umpqua and Sterling, for a period of one year following the Effective Time, the Surviving Corporation shall provide or cause to be provided each individual who is an employee of Sterling or any of its Subsidiaries at the Effective Time (the “Continuing Employees”), while such individual is employed by the Surviving Corporation or any of its Subsidiaries, with compensation and benefits that are substantially comparable in the aggregate (excluding any benefits accelerated or payable as a result of the transactions contemplated by this Agreement) to the compensation and benefits provided to similarly situated employees of Umpqua and its Subsidiaries.  Any Continuing Employee who is not otherwise eligible for severance compensation or benefits under an employment agreement or other agreement (including a participation agreement under the Sterling Change in Control Severance Plan) and whose employment is terminated without cause following the Effective Time shall be eligible for severance benefits under the Umpqua Severance Policy.  Nothing contained in this Section 6.6 shall be deemed to grant any Continuing Employee any right to continued employment after the Closing Date.

(b)           With respect to any employee benefit plans of Umpqua or any of its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (a “New Benefit Plan”), the Surviving Corporation shall, or shall cause the applicable Subsidiary to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Sterling Benefit Plan; (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Sterling Benefit Plan (to the same extent that such credit was given under the analogous Sterling Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time; and (iii) recognize all service of such Continuing Employees with Sterling and its Subsidiaries since their date of hire with Sterling or its Subsidiaries, for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under one or more of the comparable Sterling Benefit Plans prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit retirement plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that, as of the Effective Time, is a frozen plan or provides grandfathered benefits.

(c)           Subject to Section 6.6(h), following the Effective Time, Umpqua will or, as applicable, will cause its Subsidiaries to, honor all contractual obligations under all Sterling Benefit Plans that exist on the date of this Agreement (or as established or amended in accordance with or permitted by this Agreement or the terms of the applicable Sterling Benefit Plan) that apply to any current or former employee, officer or director of Sterling or its Subsidiaries.

(d)           Prior to the Effective Time, Sterling and each of its Subsidiaries shall take all actions reasonably requested by Umpqua that may be necessary or appropriate to (i) cause the Sterling Benefit Plans set forth in Section 6.6(d)(i) of the Sterling Disclosure Schedule to terminate as of the Closing Date, or as of the date immediately preceding the Closing Date, (ii) cause benefit accruals and entitlements under the Sterling Benefit Plans set forth in Section 6.6(d)(ii) of the Sterling Disclosure Schedule to cease as of the Closing Date, or as of the date immediately preceding the Closing Date or (iii) facilitate the merger as of or following the Closing Date of the Sterling Benefit Plans set forth in Section 6.6(d)(iii) of the Sterling Disclosure Schedule into an analogous Umpqua Benefit Plan; provided that no action to be taken pursuant to this Section 6.6(d) shall result in any gap in coverage under, or participation in, any benefit plan or program of the type that Umpqua requests Sterling to terminate or suspend pursuant to this Section 6.6(d).  All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.6(d) shall be subject to Umpqua’s prior review and approval.

(e)           Prior to the Effective Time, Sterling and each of its Subsidiaries shall cooperate with Umpqua to allow Umpqua, in its reasonable discretion, to (i) arrange and conduct for Continuing Employees an open enrollment period for the New Benefit Plans (to the extent any such plans will be made available to the applicable Continuing Employee) and employee orientation sessions (with such sessions to be held at times reasonably agreed to by Umpqua and Sterling), and (ii) meet with employees of Sterling and its Subsidiaries at reasonable times as mutually agreed to by Umpqua and Sterling.

(f)           With respect to any bonus or commission for which any employee of Sterling or any of its Subsidiaries is or becomes eligible under any of the Sterling Benefit Plans that are bonus plans or commission plans with respect to the year in which the Effective Time occurs, Umpqua shall administer each such plan in good faith and pursuant to its terms and make payment of all amounts owed pursuant to the terms of the applicable plan at the ordinary time bonuses or commissions would otherwise be paid under such plans in accordance with the terms of such plans; provided that to the extent the amount payable to employees under such plans is determined by reference to Sterling performance metrics that are no longer applicable following the Effective

Time, the applicable performance metrics for the period following the Effective Time shall be appropriately adjusted as mutually agreed in good faith between Sterling and Umpqua prior to the Effective Time.

(g)           Sterling and Umpqua acknowledge and agree that the transactions contemplated by this Agreement shall constitute a “change of control” under the Sterling Benefit Plans set forth in Section 6.6(g) of the Sterling Disclosure Schedule.

(h)           Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Umpqua or Sterling or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Sterling, Umpqua or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Sterling, Umpqua or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Umpqua or Sterling or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Sterling Benefit Plan, Umpqua Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Umpqua, the Surviving Corporation or any of their Subsidiaries or affiliates to amend, modify or terminate any particular Sterling Benefit Plan, Umpqua Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of Umpqua or Sterling or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.6.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Sterling or any of its Subsidiaries and any person who is or was serving at or prior to the Effective Time as a director or officer (or in a like capacity) of another person at the request of Sterling or any of its Subsidiaries (collectively, the “Sterling Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Sterling or any of its Subsidiaries or serving as a director or officer (or in a like capacity) of another person at the request of Sterling or any of its Subsidiaries and in respect of any acts or omissions (or alleged acts or omissions) of or by any such Sterling Indemnified Party occurring (or alleged to have occurred) at or prior to the Effective Time (including the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted by applicable Law; provided, that the Sterling Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Sterling Indemnified Party is not entitled to indemnification.

(b)           All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Sterling Indemnified Party as provided in the Sterling Articles, Sterling’s Bylaws (or comparable organizational documents of Sterling’s Subsidiaries) and any indemnification agreements in existence as of the date hereof and set forth on Section 6.7(b) of the Sterling Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such Indemnified Parties, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation so long as the Surviving Corporation otherwise complies with its obligations hereunder.

(c)           For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Sterling (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed the amount set forth on Section 6.7(c)(i) of the Sterling Disclosure Schedule (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Umpqua, or Sterling upon the consent of Umpqua, may obtain at or prior to the Effective Time a six-year prepaid “tail” policy under Sterling’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence for an aggregate price of no more than the amount set forth on Section 6.7(c)(ii) of the Sterling Disclosure Schedule.  Sterling and Umpqua agree to cooperate in good faith in connection with obtaining such “tail” policy, including with respect to determining terms and pricing.

(d)           If the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall also assume the obligations set forth in this Section 6.7.  The rights of each Sterling Indemnified Party under this Section 6.7 shall be in addition to any rights such person may have under the Sterling Articles and Sterling Bylaws (or comparable organizational documents of Sterling’s Subsidiaries), or under applicable Law or any agreement of any Sterling Indemnified Party with Sterling or any of its Subsidiaries (including the indemnification agreements in existence as of the date hereof and set forth on Section 6.7(d) of the Sterling Disclosure Schedule) which shall survive the Merger and shall continue to be in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified.  The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Sterling Indemnified Party and his or her heirs and representatives.

6.8           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Umpqua, on the one hand, and a Subsidiary of Sterling, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of Sterling and Umpqua, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

6.9           Advice of Changes.  Umpqua and Sterling shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10         Dividends.  After the date of this Agreement, each of Umpqua and Sterling shall coordinate with the other the declaration of any dividends in respect of Umpqua Common Stock and Sterling Common Stock and the record dates and payment dates relating thereto, it being the agreement of the parties hereto that holders of Sterling Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Sterling Common Stock and any shares of Umpqua Common Stock any such holder receives in exchange therefor in the Merger.

6.11         Acquisition Proposals.

(a)           Neither Sterling nor Umpqua shall, and each of Sterling and Umpqua shall cause each of its Subsidiaries and controlled affiliates and shall use its reasonable best efforts to cause each of its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock or equity interests (including by way of a tender offer) or similar transactions involving such party or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, prior to receipt of the Requisite Sterling Vote, in the case of Sterling, or the Requisite Umpqua Vote, in the case of Umpqua, in the event that either Sterling or Umpqua shall receive an Acquisition Proposal that was not solicited by it and did not otherwise result from a breach of this Section 6.11 and which the Board of Directors of the applicable party determines, in its good faith judgment, after receiving the advice of outside counsel, constitutes, or could reasonably be expected to result in, a Superior Proposal, if and only if, the Board of Directors of such party determines in its good faith judgment, after receiving the advice of outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, such party and its Representatives, as applicable, may (A) furnish information with respect to it and its Subsidiaries to the party making such Acquisition Proposal and its Representatives and financing sources pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Acquisition Proposal than the terms contained in the Confidentiality Agreement, provided that a copy of all such written information is substantially simultaneously provided to the other party to this Agreement (if not previously provided), and (B) participate in discussions and negotiations regarding such Acquisition Proposal.

(b)           As used in this Agreement, “Alternative Transaction” shall mean, with respect to each of Umpqua and Sterling, other than the transactions contemplated by this Agreement, (A) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by (x) any person of fifteen percent (15%) or more of the consolidated assets of such party and its Subsidiaries, taken as a whole or (y) such party or any of its Subsidiaries of assets (whether through a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or other transaction) that would constitute more than fifteen percent (15%) of the consolidated assets of such party and its Subsidiaries, taken as a whole; (B) the acquisition in any manner, directly or indirectly, by any person of fifteen percent (15%) or more of the issued and outstanding shares of capital stock of such party; (C) the issuance of fifteen percent (15%) or more of the current number of issued and outstanding shares of capital stock of such party other than in a bona fide capital raising transaction; or (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person (or the shareholders of any person) first becoming the beneficial owner of fifteen percent (15%) or more of any class of equity or voting securities of such party or any of its Subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of such party and its Subsidiaries, taken as a whole.

(c)           Each of Sterling and Umpqua shall notify the other party to this Agreement promptly (but in no event later than one business day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries or for access to the properties, books or records of such party or any of its Subsidiaries by any person that has made, or to such party’s knowledge is considering making, an Acquisition Proposal.  Such notice to the other party to this Agreement shall indicate the identity of the person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of such party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal.  Sterling and Umpqua shall keep the other party to this Agreement fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(d)           Each of Sterling and Umpqua and their respective Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than the other party to this Agreement) conducted heretofore with respect to any of the foregoing.  Each of Sterling and Umpqua has not and agrees not to, and to cause its Subsidiaries not to, release any third party from, and also agrees to enforce the confidentiality and standstill provisions of any agreement to which it or its Subsidiaries is a party that remains in effect as of the date hereof.  As of the date hereof, the parties agree that Section 8 of the Confidentiality Agreement shall be of no further force or effect.

(e)           Nothing contained in this Agreement shall prohibit the Board of Directors of either Sterling or Umpqua from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Board Recommendation in a manner adverse to the other party to this Agreement unless the Board of Directors of the party making the disclosure or communication expressly and concurrently reaffirms the Board Recommendation.

6.12         Public Announcements.  Sterling and Umpqua shall consult with and provide each other with the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation, except if such issuance, statement or comment is required by applicable Law, or by obligations pursuant to any listing agreement with or rules of any securities exchange and compliance with this Section 6.12 is not practicable.

6.13         Section 16 Matters.  Prior to the Effective Time, each of Sterling and Umpqua shall take all steps as may be required to cause any dispositions of Sterling Common Stock (including derivative securities with respect to Sterling Common Stock) or acquisitions of Umpqua Common Stock (including derivative securities with respect to Umpqua Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Sterling or will become subject to such reporting requirements with respect to Umpqua to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14         Trust Preferred Securities.  Upon the Effective Time, Umpqua shall assume the due and punctual performance and observance of the covenants to be performed by Sterling under the Indenture, dated as of June 14, 2006, between Sterling and Wilmington Trust Company relating to floating rate trust preferred securities issued by Sterling Capital Statutory Trust VII (the “VII Trust Preferred Securities”) and the Indenture, dated as of September 20, 2006, between Sterling and Wilmington Trust Company relating to floating rate trust preferred securities issued by Sterling Capital Statutory Trust VIII (the “VIII Trust Preferred Securities” and, together with the VII Trust Preferred Securities, the “Trust Preferred Securities”), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust

Preferred Securities. In connection therewith, Umpqua and Sterling shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel, in each case reasonably requested by the trustee thereof, to the trustee thereof, required to make such assumptions effective.

6.15         Employment Agreements.  Simultaneous with the execution of this Agreement, Umpqua shall enter into employment agreements or agreements for services with each of the individuals listed in Section 6.15 of the Sterling Disclosure Schedule, to be effective as of and subject to the occurrence of the Effective Time, which agreements shall following the Effective Time set forth the terms and conditions of each such individual’s employment or other relationship with the Surviving Corporation and shall supersede and replace any prior employment, retention, change of control or other similar agreements between each such individual and Sterling.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Shareholder Approval.  The Requisite Umpqua Vote and the Requisite Sterling Vote shall have been obtained.

(b)           NASDAQ Listing.  The shares of Umpqua Common Stock which shall be issuable to the shareholders of Sterling upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)           Regulatory Approvals.  (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.  “Requisite Regulatory Approvals” means the approval of (1) the Federal Reserve Board, (2) the FDIC, (3) the Oregon Director and (4) the WDFI, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger.

(d)           S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any

Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by this Agreement.

7.2           Conditions to Obligations of Umpqua.  The obligation of Umpqua to effect the Merger is also subject to the satisfaction or waiver by Umpqua, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Sterling set forth in Sections 3.2(a) and 3.8(a) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis in effect in the context of Section 3.2(a)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), and the representations and warranties of Sterling set forth in Sections 3.1, 3.2(b), 3.2(c), 3.3(a), 3.7 and 3.23 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date).  All other representations and warranties of Sterling set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Sterling.  Umpqua shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

(b)           Performance of Obligations of Sterling.  Sterling shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Umpqua shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer and the Chief Financial Officer of Sterling to such effect.

(c)           Federal Tax Opinion.  Umpqua shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Umpqua, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Umpqua, reasonably satisfactory in form and substance to such counsel.

7.3           Conditions to Obligations of Sterling.  The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Umpqua set forth in Sections 4.2(a) and 4.8(a) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis in effect in the context of Section 4.2(a)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), and the representations and warranties of Umpqua set forth in Sections 4.1, 4.2(b), 4.2(d), 4.3(a), 4.7 and 4.23 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date).  All other representations and warranties of Umpqua set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Umpqua.  Sterling shall have received a certificate signed on behalf of Umpqua by the Chief Executive Officer and the Chief Financial Officer of Umpqua to the foregoing effect.

(b)           Performance of Obligations of Umpqua.  Umpqua shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Sterling shall have received a certificate signed on behalf of Umpqua by the Chief Executive Officer and the Chief Financial Officer of Umpqua to such effect.

(c)           Federal Tax Opinion.  Sterling shall have received the opinion of Davis Polk & Wardwell LLP, in form and substance reasonably satisfactory to Sterling, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Sterling, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time and, except as specified below, whether before or after adoption of this Agreement by the shareholders of Umpqua or Sterling:

(a)           by mutual consent of Umpqua and Sterling in a written instrument authorized by the Board of Directors of each;

(b)           by either Umpqua or Sterling if any Governmental Entity that must grant a Requisite Regulatory Approval has (i) denied approval of the consummation of any of the material transactions contemplated by this Agreement, including the Merger or Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of any of the material transactions contemplated by this Agreement, including the Merger or Bank Merger or (ii) granted the Requisite Regulatory Approval but such Requisite Regulatory Approval contains or results in the imposition of a Materially Burdensome Regulatory Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the Termination Date so as not to contain or result in a Materially Burdensome Regulatory Condition, unless, in either case, the failure to obtain a Requisite Regulatory Approval or to obtain a Requisite Regulatory Approval without it containing or resulting in the imposition of a Materially Burdensome Regulatory Condition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)           by either Umpqua or Sterling if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)           by either Umpqua or Sterling if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with all other breaches by such party, such that any of the conditions set forth in Section 7.2 (in the case of a termination by Umpqua) or Section 7.3 (in the case of a termination by Sterling) would not be satisfied, and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, is not cured within the earlier of (A) the Termination Date or (B) the date that is 30 days following written notice thereof to the party committing such breach; provided in each case that the terminating party is not then in breach of any representation, warranty, covenant or other agreement of such party contained herein such that any of the conditions set forth in Section 7.2 (in the case of a termination by Sterling) or Section 7.3 (in the case of a termination by Umpqua) would not be satisfied;

(e)           by either Umpqua or Sterling if (i) the Umpqua Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 4.3(a) having been taken and the Requisite Umpqua Vote shall not have been obtained or (ii) the Sterling Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 3.3(a) having been taken and the Requisite Sterling Vote shall have not been obtained; provided that the party seeking to terminate this Agreement under this Section 8.1(e) shall have complied in all material respects with its obligations under Section 6.3 (including by complying with an adjournment or postponement request under Section 6.3(d));

(f)           by Sterling, prior to obtaining the Requisite Umpqua Vote, if the Board of Directors of Umpqua shall have (i) effected a Change in Board Recommendation (or in the case of a tender or exchange offer, failed to recommend rejection of such offer within the ten (10) business day period specified in Rule 14e-2(a) of the Exchange Act) or (ii) failed to comply in all material respects with its obligations under Section 6.1(a), 6.3 or 6.11; or

(g)           by Umpqua, prior to obtaining the Requisite Sterling Vote, if the Board of Directors of Sterling shall have (i) effected a Change in Board Recommendation (or in the case of a tender or exchange offer, failed to recommend rejection of such offer within the ten (10) business day period specified in Rule 14e-2(a) of the Exchange Act) or (ii) failed to comply in all material respects with its obligations under Section 6.1(a), 6.3 or 6.11.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected and confirm that the Board of Directors of such terminating party has authorized such termination.

8.2           Effect of Termination.

(a)           In the event of termination of this Agreement by either Umpqua or Sterling as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Umpqua, Sterling, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and 8.2 and Article IX (other than Section 9.1 and, except as it relates to surviving provisions, Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, except Section 8.2(e), neither Umpqua nor Sterling shall be relieved or released from any liabilities or damages arising out of its willful, knowing and material breach of any provision of this Agreement prior to termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses and out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by Sterling’s or Umpqua’s (as applicable) stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party).

(b)           In the event that (x) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement with respect to Sterling and thereafter this Agreement is terminated (A) by either Umpqua or Sterling pursuant to Section 8.1(e)(ii), (B) by Umpqua pursuant to Section 8.1(d) (as a result of a willful and knowing breach of this Agreement), (C) by Sterling or Umpqua pursuant to Section 8.1(c) (if the Requisite Sterling Vote had not been obtained prior to termination and all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (D) by Umpqua pursuant to Section 8.1(g) and (y) prior to the date that is twelve (12) months after the date of such termination Sterling enters into a definitive agreement with respect to, or consummates, an Alternative Transaction (whether or not involving the same Acquisition Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), then Sterling shall, on the date of entry into such agreement, or on the date of consummation if the Alternative Transaction is consummated without entry into a definitive agreement, pay Umpqua a fee equal to $75 million by wire transfer of same day funds (the “Termination Fee”); provided that for the purposes of clause (y) only, (1) all references in the definition of Alternative Transaction to “fifteen percent (15%)” shall instead be references to “fifty percent (50%)” and (2) clause (A)(y) of the definition of Alternative Transaction shall not be given any force or effect.

(c)           In the event that (x) a Pre-Termination Takeover Proposal Event shall have occurred after the date of this Agreement with respect to Umpqua and thereafter this Agreement is terminated (A) by either Umpqua or Sterling pursuant to Section 8.1(e)(i), (B) by Sterling pursuant to Section 8.1(d) (as a result of a willful and knowing breach of this Agreement), (C) by Sterling or Umpqua pursuant to Section 8.1(c) (if the Requisite Umpqua Vote had not been obtained prior to termination and all other conditions set forth in Sections 7.1 and 7.2 had been satisfied or were capable of being satisfied prior to such termination) or (D) by Sterling pursuant to Section 8.1(f) and (y) prior to the date that is twelve (12) months after the date of such termination Umpqua enters into a definitive agreement with respect to, or consummates, an Alternative Transaction (whether or not involving the same Acquisition Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), then Umpqua shall, on the date  of entry into such agreement, or on the date of consummation if the Alternative Transaction is consummated without entry into a definitive agreement, pay Sterling the Termination Fee by wire transfer of same day funds; provided that for the purposes of clause (y) only, (1) all references in the definition of Alternative Transaction to “fifteen percent (15%)” shall instead be references to “fifty percent (50%)” and (2) clause (A)(y) of the definition of Alternative Transaction shall not be given any force or effect.

(d)           For purposes of this Section 8.2, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Acquisition Proposal shall have been made known to Sterling’s Board of Directors or senior management (in the case of an Acquisition Proposal relating to Sterling for purposes of Section 8.2(b)) or shall have been made known to Umpqua’s Board of Directors or senior management (in the case of any Acquisition Proposal relating to Umpqua for purposes of Section 8.2(c) or shall have been made directly to its shareholders generally or any person shall have publicly announced a bona fide Acquisition Proposal with respect to Sterling or Umpqua, as applicable, and in any such case such Acquisition Proposal shall not have been withdrawn prior to the event giving rise to such termination.

(e)           For the avoidance of doubt, neither Umpqua nor Sterling shall be required to pay the Termination Fee on more than one occasion.  Each of Umpqua and Sterling agrees that, upon termination of this Agreement under circumstances where the Termination Fee is payable to it and such Termination Fee is paid in full, it shall be precluded from any other remedy against the other party in connection with this Agreement or the transactions contemplated hereby, at law or in equity or otherwise, and it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other party or any of the other party’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby.

(f)           Each of Umpqua and Sterling acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Umpqua or Sterling, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if Umpqua or Sterling, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3           Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Umpqua and Sterling; provided, however, that after adoption and approval of this Agreement and the transactions contemplated hereby by the respective shareholders of Umpqua or Sterling, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Sterling Common Stock or that otherwise requires the approval of such shareholders under applicable Law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption and approval of this Agreement and the transactions contemplated hereby by the respective shareholders of Umpqua or Sterling, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Sterling Common Stock hereunder or that otherwise requires the approval of such shareholders under applicable Law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than two (2) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3           Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Umpqua and Sterling.

9.4           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Sterling, to:

Sterling Financial Corporation
111 North Wall Street
Spokane, WA 99201
Attention:      Chief Financial Officer
Facsimile:       (508) 358-6191

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:     William L. Taylor
Facsimile:      (212) 701-5800
and

(b)           if to Umpqua, to:

Umpqua Holdings Corporation
One SW Columbia Street, Suite 1200
Portland, OR 97258
Attention:     Raymond P. Davis, President & CEO
Facsimile:      (971) 544-3750

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:     Edward D. Herlihy
Matthew M. Guest
Facsimile:      (212) 403-2000

9.5           Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Sterling means the actual knowledge of any of the officers of Sterling listed on Section 9.5 of the Sterling Disclosure Schedule, and the “knowledge” of Umpqua means the actual knowledge of any of the officers of Umpqua listed on Section 9.5 of the Umpqua Disclosure Schedule.  As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person.  The Sterling Disclosure Schedule and the Umpqua Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained herein shall require any party or person to take any action in violation of applicable Law.

9.6           Disclosure Schedule

(a)           Before entry into this Agreement, Sterling delivered to Umpqua a schedule (a “Sterling Disclosure Schedule”) and Umpqua delivered to Sterling a schedule a (“Umpqua Disclosure Schedule” and, together with the Sterling Disclosure Schedule, the “Disclosure Schedules ”), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty or covenant if its absence would not result in the related representation or warranty being deemed untrue or incorrect or the related covenant being breached, (ii) the Disclosure Schedules may include certain items and information solely for informational purposes and (iii) the mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect or is required to be disclosed by the terms of this Agreement.

(b)           For purposes of this Agreement, “Previously Disclosed” means information set forth by Sterling or Umpqua in the Sterling Disclosure Schedule or Umpqua Disclosure Schedule, as applicable; provided that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to one or more other Sections of this Agreement (in which case it will be deemed to have also been disclosed for purposes of such other Section or Sections).

9.7           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8           Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Investor Letter Agreements and the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9           Governing Law; Jurisdiction.

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law, except that (i) the Merger and the Bank Merger shall be governed by the laws of the States of Oregon and Washington and (ii) matters relating to the fiduciary duties of the Board of Directors of Sterling and the Board of Directors of Umpqua and similar or related internal affairs matters shall be subject to the laws of the State of Washington or the State of Oregon, as applicable.

(b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the United States District Court for the District of Delaware or the Delaware Chancery Court or, if such court shall not have jurisdiction, any other Delaware State court (such courts, the “Delaware Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Delaware Courts (and of the appropriate appellate courts therefrom), (ii) waives any objection to laying venue in any such action or proceeding in the Delaware Courts, (iii) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.10           Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that:  (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

9.11           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12           Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy.

9.13           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14           Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UMPQUA HOLDINGS CORPORATION

By:	/s/ Raymond P. Davis
Name: Raymond P. Davis
Title: Chief Executive Offficer and President

STERLING FINANCIAL CORPORATION

By:	/s/ Patrick J. Rusnak
Name: Patrick J. Rusnak
Title: Chief Executive Officer